Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED, AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OR WITH RESPECT TO ANY CHAPTER 11 PLAN. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS RESTRUCTURING SUPPORT AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS of THIS RESTRUCTURING SUPPORT AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (together with the exhibits and attachments hereto, including the Restructuring Term Sheet (as defined below), as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”),1 dated as of October 30, 2025 (the “Execution Date”), is entered into by and among:

(a)             Office Properties Income Trust (“OPI” or the “Company”) and certain of its subsidiaries listed on the signature pages hereto (each such party listed in this clause (a), a “Company Party” and, such parties collectively, the “Company Parties”);

(b)             the undersigned beneficial holders, or investment advisors, sub-advisors, or managers for the accounts of beneficial holders or beneficial holders, which such accounts or beneficial holders such investment advisors, sub-advisors, or managers have authority to bind or direct, of September 2029 Senior Secured Notes (as defined below) (such undersigned holders of September 2029 Senior Secured Notes, and investment advisors, sub-advisors, or managers for the accounts of beneficial holders or beneficial holders of September 2029 Senior Secured Notes, the “Initial Consenting September 2029 Senior Secured Noteholders”);

(c)             The RMR Group LLC (“RMR”), in its capacity as the manager of the Company under the RMR Management Agreements (as defined below); and

[1]	Capitalized terms used but not defined in the preamble or recitals to this Agreement shall have the meanings ascribed to such terms in Article 1.

(d)             beneficial holders, or investment advisors, sub-advisors, or managers for the accounts of beneficial holders or beneficial holders, which such accounts or beneficial holders such investment advisors, sub-advisors, or managers have authority to bind or direct, of Existing Debt (as defined below) that subsequently become party to this Agreement from time to time pursuant to a Joinder (as defined below) in accordance with Section 7.17 hereof (such subsequently joining holders of Existing Debt, and investment advisors, sub-advisors, or managers for the accounts of beneficial holders or beneficial holders of Existing Debt, the “Additional Consenting Creditors” and, together with the Initial Consenting September 2029 Senior Secured Noteholders, the “Consenting Creditors”).

This Agreement collectively refers to the Company Parties, the Consenting Creditors, and RMR as the “Parties,” and each individually as a “Party.”

RECITALS

WHEREAS, the Parties have, in good faith and at arm’s length, negotiated or been apprised of the terms of the Transactions (as defined below) contemplated in the Restructuring Term Sheet attached as Exhibit A hereto (together with the exhibits and attachments thereto, as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Term Sheet”) and have agreed to support and pursue the Transactions in accordance with and subject to the terms and conditions of this Agreement, the Restructuring Term Sheet, and the Definitive Documents;

WHEREAS, as of the date hereof, the Initial Consenting September 2029 Senior Secured Noteholders, in the aggregate, hold, own, or control approximately 80.1% of the aggregate outstanding principal amount of September 2029 Senior Secured Notes and other Applicable Existing Debt (as defined below) set forth on each Initial Consenting September 2029 Senior Secured Noteholders’ signature page;

WHEREAS, as of the date hereof, RMR is the manager of the Company Parties under the RMR Management Agreements;

WHEREAS, the DIP Lenders (as defined below) have committed, severally but not jointly, to provide a postpetition debtor-in-possession facility in the aggregate principal amount of $125 million (the “DIP Facility,” the commitments in respect thereof, the “DIP Commitments” and, the loans thereunder, the “DIP Loans”);

WHEREAS, the Parties intend that additional holders of Existing Debt will be encouraged to join this Agreement and/or otherwise support the Transactions, in accordance with the terms hereof; and

WHEREAS, this Agreement sets forth the agreement among the Parties concerning their respective commitments, subject to the terms and conditions of this Agreement, to support and implement the Transactions.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

Article 1
Definitions and Interpretive Matters

Section 1.01        Definitions; Construction.

(a)             Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Restructuring Term Sheet or as otherwise expressly set forth herein. The following terms used in this Agreement are defined as:

“2026 Unsecured Notes” means those certain 2.650% Senior Notes due 2026, issued pursuant to the 2026 Unsecured Notes Indenture.

“2026 Unsecured Notes Indenture” means that certain Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as OPI) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“2027 Senior Secured Notes” means those certain 3.250% Senior Secured Notes due 2027, issued pursuant to the 2027 Senior Secured Notes Indenture.

“2027 Senior Secured Notes Claim” means any Claim on account of the 2027 Senior Secured Notes.

“2027 Senior Secured Notes Claims Challenge” has the meaning set forth in the Restructuring Term Sheet.

“2027 Senior Secured Notes First Lien Collateral” has the meaning set forth in the Restructuring Term Sheet.

“2027 Senior Secured Notes Indenture” means that certain Indenture, dated as of December 11, 2024, by and between OPI and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“2027 Unsecured Notes” means those certain 2.400% Senior Notes due 2027, issued pursuant to the 2027 Unsecured Notes Indenture.

“2027 Unsecured Notes Indenture” means that certain Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as OPI) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“2031 Unsecured Notes” means those certain 3.450% Senior Notes due 2031, issued pursuant to the 2031 Unsecured Notes Indenture.

“2031 Unsecured Notes Indenture” means that certain Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as OPI) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“2050 Unsecured Notes” means those certain 6.375% Senior Notes due 2050, issued pursuant to the 2050 Unsecured Notes Indenture.

“2050 Unsecured Notes Indenture” means that certain Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as OPI) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Additional Consenting Creditor” or “Additional Consenting Creditors” has the meaning set forth in the preamble hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, including any other investment fund or pooled investment vehicle now or hereafter existing that shares the same management company with such Person. For the avoidance of doubt, Parties with investments managed by separate Persons shall be deemed to be Affiliates of one another if the Persons who manage their investments are themselves under common control.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 2.01 hereof.

“Agreement Effective Period” means, with respect to a Party, the period from (i) the later of (1) the Agreement Effective Date and (2) the date such Party becomes a Party to this Agreement, as applicable, to (ii) the Termination Date.

“Agreement Outside Date” has the meaning set forth in Section 4.01(e) hereof.

“Allowed” means: (a) any Claim or Interest (i) as to which no objection has been filed prior to the claims objection deadline set forth in the Plan and that is evidenced by a proof of Claim or Interest, as applicable, timely filed by the applicable Bar Date or that is not required to be evidenced by a filed proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order, and no request for estimation or other challenge, including pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder; (b) any Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no proof of Claim or Interest, as applicable, has been timely filed in an unliquidated or a different amount; (c) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or the Reorganized Debtors, as applicable; (d) any Claim or Interest as to which the liability of the Debtors or Reorganized Debtors, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court; or (e) any Claim or Interest expressly allowed under the Plan. “Allow,” “Allows,” and “Allowing” shall have correlative meanings.

“Alternative Transaction” means any dissolution, winding up, liquidation, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, exchange, extension, sale of all or any material portion of assets, disposition, merger, amalgamation, acquisition, consolidation, partnership, plan of arrangement, plan of reorganization, plan of liquidation, investment, debt investment, equity investment, tender offer, refinancing, recapitalization, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or the debt, equity, or other Interests of or in any one or more Company Parties that is an alternative to, or is inconsistent with, any material component of the Transactions; provided, that an Alternative Transaction shall not include (i) any Transaction that is implemented pursuant to a valid amendment of this Agreement or (ii) the settlement of any Claims by the Company Parties with the prior written consent (regarding such written consent, email notice shall be sufficient) of the Required September 2029 Senior Secured Noteholders.

“Amended RMR Management Agreements” means the RMR Management Agreements as amended pursuant to the Plan and Restructuring Term Sheet.

“Applicable Existing Debt” means, with respect to each Consenting Creditor, Existing Debt that is subject to this Agreement. For the avoidance of doubt, Applicable Existing Debt shall include Existing Debt indicated on each Consenting Creditor’s signature page to this Agreement and/or the Joinder, as applicable.

“Automatic Termination Event” has the meaning set forth in Section 4.01(e) hereof.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any local bankruptcy rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

“Bar Date” means the applicable date established by the Bankruptcy Court by which respective proofs of Claims and Interests must be filed.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks in New York, New York are authorized or required by law to close.

“Cash Collateral” means all of the Company Parties’ “cash collateral” as defined under section 363 of the Bankruptcy Code.

“Chapter 11 Cases” means the voluntary cases of the Debtors under chapter 11 of the Bankruptcy Code.

“Claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble hereof.

“Company Party” or “Company Parties” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning given to such term in Section 4.01(c) hereof.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Creditors” has the meaning set forth in the preamble hereof.

“Consenting Creditors Termination Event” has the meaning given to such term in Section 4.01(a) hereof.

“Consenting September 2029 Senior Secured Noteholders” means, collectively, the Initial Consenting September 2029 Senior Secured Noteholders and any September 2029 Senior Secured Noteholders that subsequently becomes a party to this Agreement pursuant to a Joinder in accordance with Section 7.17 hereof.

“Consenting Stakeholders” means, collectively, the Consenting Creditors and RMR.

“control” (including the terms “controlling,” “controlled by,” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, or executor, by contract or otherwise.

“Debtor” means any Company Party that commences a Chapter 11 Case.

“Definitive Documents” means, collectively: (i) the Plan; (ii) the plan supplement, including, among other things, any schedules of assumed or rejected contracts and a restructuring steps memorandum (if applicable); (iii) the Disclosure Statement and Solicitation Materials; (iv) the order of the Bankruptcy Court approving such disclosure statement and solicitation procedures; (v) the DIP Documents; (vi) the Confirmation Order; (vii) the Secured Exit Notes Indenture and related note documents (including intercreditor agreements); (viii) the Equity Rights Offering Documents; (ix) the Reorganized Common Equity Documents; (x) the New Corporate Governance Documents; (xi) the Amended RMR Management Agreements; (xii) all material pleadings and motions filed by the Company Parties with the Bankruptcy Court in connection with the Chapter 11 Cases (and related orders), including any “first day” and “second day” pleadings, and all orders sought pursuant thereto; (xiii) such other agreements, instruments, and documentation as may be agreed in writing (email sufficient) between the Company Parties and the Required September 2029 Senior Secured Noteholders to document and consummate the Transactions; and (xiv) any exhibits, schedules, amendments, modifications, supplements, appendices, or other documents, motions, pleadings, and/or agreements, as applicable, relating to any of the foregoing.

“DIP Agent” means Acquiom Agency Services LLC, solely in its capacity as administrative and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agents appointed pursuant to the terms of the DIP Credit Agreement.

“DIP Backstop Parties” means the September 2029 Ad Hoc Group SteerCo.

“DIP Claims” means all Claims held by the DIP Lenders or the DIP Agent on account of, arising under, or relating to the DIP Credit Agreement, the DIP Facility, or the DIP Orders, including Claims for all principal amounts outstanding, and any and all fees, interest, expenses, indemnification obligations, reimbursement obligations, and other amounts due under the DIP Documents.

“DIP Commitments” has the meaning set forth in the recitals hereof.

“DIP Credit Agreement” means that certain Secured Debtor-in-Possession Term Loan Credit Agreement to be entered by and among OPI, as borrower, the guarantors party thereto, the DIP Lenders, and the DIP Agent (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof) in respect of the DIP Facility.

“DIP Documents” means the DIP Credit Agreement, the other “Loan Documents” as defined in the DIP Credit Agreement, the DIP Motion, the DIP Orders, and any other agreement, document, and/or instrument entered or entered into in connection with any of the foregoing.

“DIP Facility” has the meaning set forth in the recitals hereof.

“DIP Lenders” means the lenders from time to time party to the DIP Credit Agreement.

“DIP Loans” has the meaning set forth in the recitals hereof.

“DIP Motion” means the motion seeking approval by the Bankruptcy Court of the DIP Facility and entry of the DIP Orders, including any declarations, notices, exhibits, and/or annexes thereto (as amended, modified, or supplemented from time to time).

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“DIP Term Sheet” means the term sheet attached as Annex 1 to the Restructuring Term Sheet describing the material terms of the DIP Facility.

“Disclosure Statement” means the disclosure statement disclosing the terms and conditions of the Plan, including all exhibits, schedules, supplements, modifications, and amendments thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

“Entity” means an individual, corporation, partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, government unit (as defined in section 101(27) of the Bankruptcy Code) or any political subdivision thereof, or other person (as defined in section 101(41) of the Bankruptcy Code) or other entity.

“Equity Rights Offerings” means, in connection with the Transactions, those certain equity rights offerings that the Company will offer to all eligible holders of: (i) Allowed Unsecured Notes Claims, Allowed 2027 Unsecured Notes Claims, and Allowed September 2029 Unsecured Claims rights to purchase Reorganized Common Equity up to an amount to be disclosed in the procedures and subscription materials to be used in connection with such offering and (ii) Allowed Unsecured Notes Claims rights to purchase Reorganized Common Equity for an aggregate amount up to $25 million, in each case pursuant to applicable exemptions from registration under the Securities Act.

“Equity Rights Offering Documents” means, collectively, any and all agreements, documents, and instruments delivered or entered into in connection with the Equity Rights Offerings, including the Equity Rights Offering Order and the Equity Rights Offering Procedures.

“Equity Rights Offering Order” means that certain order entered by the Bankruptcy Court, which may be a combined order, approving, among other things, the Equity Rights Offering Procedures.

“Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering as set forth in the Solicitation Materials.

“Execution Date” has the meaning set forth in the preamble hereof.

“Existing Debt” means the Mortgage Debt, the Secured Credit Facility Obligations, the March 2029 Senior Secured Notes, the 2027 Senior Secured Notes, the September 2029 Senior Secured Notes, the Priority Guaranteed Unsecured Notes, and the Unsecured Notes.

“Existing Documents” means, collectively, the UBS Loan Agreement, the JPM Loan Agreements, the Secured Credit Facility Credit Agreement, the March 2029 Senior Secured Notes Indenture, the 2027 Senior Secured Notes Indenture, the September 2029 Senior Secured Notes Indentures, the Priority Guaranteed Unsecured Notes Indenture, the Unsecured Notes Indentures, and all documents and agreements related thereto.

“Fiduciary Out Determination” means the board of directors, board of managers, board of trustees, or such similar governing body (including any special committee) of any Company Party reasonably determines in good faith, after consulting with, and receiving written advice from, outside counsel, that proceeding with any of the Transactions, or any of the Company Parties’ obligations hereunder, would be inconsistent with the exercise of its fiduciary duties under applicable law.

“Final DIP Order” means the order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and approving, among other things, the DIP Facility, the DIP Commitments, the DIP Loans, the Debtors’ use of Cash Collateral, and the parties’ rights with respect thereto on a final basis (as may be amended, supplemented, or modified from time to time).

“Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which (i) has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, reconsideration, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, reconsideration or rehearing has been timely taken or (ii) as to which any appeal that has been taken or any petition for certiorari or motion for reargument, reconsideration, or rehearing that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, reconsideration, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

“Initial Consenting September 2029 Senior Secured Noteholders” has the meaning set forth in the preamble hereof.

“Interests” means any equity, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest, or other instruments evidencing an ownership interest, or equity security (as defined in section 101(16) of the Bankruptcy Code) in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, including, without limitation, equity-based employee incentives, grants, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, or other instruments issued to employees of the Debtors, to acquire any such interests in a Debtor that existed immediately before the Plan Effective Date; provided, that the foregoing shall not apply to any entitlement to participate in or receive any Interests of the Reorganized Debtors on or following the Plan Effective Date.

“Interim DIP Order” means the order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and approving, among other things, the DIP Facility, the DIP Commitments, the DIP Loans, the Debtors’ use of Cash Collateral, and the parties’ rights with respect thereto on an interim basis (as may be amended, supplemented, or modified from time to time).

“Joinder” means an executed form of the joinder agreement, substantially in the form attached hereto as Exhibit B, providing, among other things, that a joinder party is bound by the terms of this Agreement.

“JPM” means JPMorgan Chase Bank, National Association.

“JPM Loan Agreements” means, collectively, (i) that certain Loan Agreement, dated as of August 8, 2023, by and between JPM, as lender, and Echelon Pkwy MS LLC, as borrower; (ii) that certain Loan Agreement, dated as of June 30, 2023, by and between JPM, as lender, and Rio Robles CA LLC, as borrower; (iii) that certain Loan Agreement, dated as of June 23, 2023, by and between JPM, as lender, and Sterling Park LLC, as borrower; (iv) that certain Loan Agreement, dated as of May 25, 2023, by and between JPM, as lender, and 3300 75th Avenue LLC, as borrower; and (v) that certain Loan Agreement, dated as of June 27, 2023, by and between JPM, as lender, and Ewing Boulevard LLC, as borrower, each as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Latham” means Latham & Watkins LLP.

“March 2029 Senior Secured Notes” means those certain 9.000% Senior Secured Notes due 2029, issued pursuant to the March 2029 Senior Secured Notes Indenture.

“March 2029 Senior Secured Notes Indenture” means that certain Indenture, dated as of February 12, 2024, by and among OPI, the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Milestones” means the milestones set forth in the Restructuring Term Sheet.

“Mortgage Debt” means the amount due and owing, in the aggregate, under the JPM Loan Agreements and the UBS Loan Agreement.

“Mortgage Entities” means Sterling Park LLC, Rio Robles CA LLC, Clay Ave Waco LLC, Echelon Pkwy MS LLC, 3300 75th Avenue LLC, Ewing Boulevard LLC and Primerica Pkwy GA LLC.

“Mutual Termination Event” has the meaning set forth in Section 4.01(d) hereof.

“New Corporate Governance Documents” means the certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder agreement (if any), operating agreement, or other similar organizational or formation documents, as applicable, adopted by any Company Party as of the Plan Effective Date.

“Open Trade” means a written transaction, agreement, or other arrangement under which a Party to this Agreement is entitled or obligated to Transfer or receive a Transfer of any Existing Debt, with a trade date on or prior to the applicable date of determination.

“OPI” has the meaning set forth in the preamble hereof.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Permitted Transferee” has the meaning set forth in Section 5.01(a) hereof.

“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, or any other legal entity or association.

“Petition Date” means the date on which the Chapter 11 Cases are commenced.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code to implement the Transactions in accordance with, and subject to the terms and conditions of, this Agreement, the Restructuring Term Sheet, and the Definitive Documents, including all exhibits, annexes, schedules, and supplements to such Plan, each as may be amended, supplemented, or modified from time to time in accordance with the terms of this Agreement.

“Plan Effective Date” means the date on which all conditions precedent to the effectiveness of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Priority Guaranteed Unsecured Notes” means those certain 8.000% Senior Priority Guaranteed Unsecured Notes due 2027, issued pursuant to the Priority Guaranteed Unsecured Notes Indenture.

“Priority Guaranteed Unsecured Notes Indenture” means that certain Indenture, dated as of March 12, 2025, by and among OPI, the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Qualified Marketmaker” means an entity that (i) holds itself out to the public, the syndicated loan market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company Parties (including Existing Debt), or enter with customers into long and short positions in claims against the Company Parties, in its capacity as a dealer or market maker in such claims and (ii) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt or equity).

“Reorganized Common Equity” means a single class of new common equity interests of Reorganized Parent (or such other entity as agreed by the Debtors or the Reorganized Debtors (as applicable) and the Required September 2029 Noteholders) to be issued (i) on the Plan Effective Date or (ii) as otherwise permitted pursuant to the Plan and the New Corporate Governance Documents.

“Reorganized Common Equity Documents” means any and all documents required to implement, issue, or distribute the Reorganized Common Equity, including a registration rights agreement, if any.

“Reorganized Debtors” means the reorganized Debtors after the Plan Effective Date.

“Reorganized Parent” means reorganized OPI after the Plan Effective Date.

“Required September 2029 Senior Secured Noteholders” means, at the relevant time, Consenting September 2029 Senior Secured Noteholders who, collectively, hold September 2029 Senior Secured Notes representing more than 50.0% of the aggregate principal amount of all the September 2029 Senior Secured Notes held by September 2029 Senior Secured Noteholders party to the Agreement, including, in any event, each member of the September 2029 Ad Hoc Group SteerCo.

“Restructuring Expenses” means the reasonable and documented fees and expenses of the September 2029 Ad Hoc Group Advisors, regardless of whether such fees and expenses are or were incurred before, on, or after the Agreement Effective Date.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“RMR” has the meaning set forth in the preamble hereof.

“RMR Management Agreements” means, collectively, (i) that certain Second Amended and Restated Property Management Agreement, dated as of June 5, 2015, by and between Government Properties Income Trust (now known as OPI) and Reit Management & Research LLC (now known as RMR) and (ii) that certain Second Amended and Restated Business Management Agreement, dated as of June 5, 2015, by and between Government Properties Income Trust (now known as OPI) and Reit Management & Research LLC (now known as RMR), in each case as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof and hereof.

“RMR Termination Event” has the meaning given to such term in Section 4.01(b) hereof.

“Rules” means Rule 501(a)(1), (2), (3), (7), (8), (9), (12), and (13) of the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Credit Facility” means the secured credit facility provided for under the Secured Credit Facility Credit Agreement.

“Secured Credit Facility Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of January 29, 2024, by and among OPI WF Borrower LLC, OPI WF Holdings LLC, OPI, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Secured Credit Facility Obligations” means “Obligations” as defined in the Secured Credit Facility Credit Agreement.

“Secured Exit Notes” has the meaning set forth in the Restructuring Term Sheet.

“Secured Exit Notes Indenture” means the indenture governing the Secured Exit Notes.

“Securities Act” means the Securities Act of 1933, as amended.

“September 2029 Ad Hoc Group” means that certain ad hoc group of holders of primarily September 2029 Senior Secured Notes Claims represented by the September 2029 Ad Hoc Group Advisors.

“September 2029 Ad Hoc Group Advisors” means White & Case LLP, Houlihan Lokey Capital, Inc., and any local counsel retained by the September 2029 Ad Hoc Group, and such other professional advisors as are retained by the September 2029 Ad Hoc Group with the prior written consent of the Company Parties.

“September 2029 Ad Hoc Group SteerCo” means Helix Partners Management LP and Redwood Capital Management LLC.

“September 2029 Senior Secured Noteholders” means the holders of the September 2029 Senior Secured Notes.

“September 2029 Senior Secured Notes” means the 9.000% Senior Secured Notes due 2029, issued pursuant to the September 2029 Senior Secured Notes Indentures.

“September 2029 Senior Secured Notes Claims” means any Claim on account of the September 2029 Senior Secured Notes.

“September 2029 Senior Secured Notes Indentures” means, collectively, (i) that certain Indenture, dated as of June 20, 2024, by and among the Company, the subsidiary guarantors parties thereto, and U.S. Bank Trust Company, National Association, as trustee and collateral agent and (ii) that certain Indenture, dated as of October 8, 2024, by and among the Company, the subsidiary guarantors parties thereto, and U.S. Bank Trust Company, National Association, as trustee and collateral agent, each as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“September 2029 Senior Secured Notes Settlement Payments” means, collectively: (a) to the September 2029 Ad Hoc Group SteerCo, cash in the amount of $10 million, prior to the Petition Date and (b) to the September 2029 Senior Secured Noteholders that become party to this agreement, cash in the amount of 2.0% of the aggregate principal amount of September 2029 Senior Secured Claims held by such September 2029 Senior Secured Noteholders, pro rata on account of such holdings, upon the occurrence of the Plan Effective Date (the “Consenting September 2029 Senior Secured RSA Fee”); provided, that the aggregate amount of the Consenting 2029 September Senior Secured RSA Fee shall not exceed $10 million.

“September 2029 Unsecured Claim” means a September 2029 Senior Secured Notes Claim that is determined to be an unsecured claim pursuant to section 506(a) of the Bankruptcy Code or similar provision.

“Solicitation Materials” means all documents, forms, and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, including the Disclosure Statement and ballots.

“Termination Date” has the meaning set forth in Section 4.01(g) hereof.

“Termination Event” means any of a Consenting Creditors Termination Event, a RMR Termination Event, a Company Termination Event, a Mutual Termination Event, or an Automatic Termination Event.

“Transactions” means those restructuring transactions described in the Restructuring Term Sheet and all other transactions contemplated by or consented to pursuant to and in accordance with the terms of this Agreement and the Restructuring Term Sheet.

“Transfer” or “Transferred” has the meaning set forth in Section 5.01(a) hereof.

“Transferor” has the meaning set forth in Section 5.01(a) hereof.

“United States Trustee” means the Office of the United States Trustee for the Southern District of Texas.

“Unsecured Notes” means, collectively, the 2026 Unsecured Notes, the 2027 Unsecured Notes, the 2031 Unsecured Notes, and the 2050 Unsecured Notes.

“Unsecured Notes Claims” means any Claim on account of the Unsecured Notes.

“Unsecured Notes Indentures” means, collectively, the 2026 Unsecured Notes Indenture, the 2027 Unsecured Notes Indenture, the 2031 Unsecured Notes Indenture, and the 2050 Unsecured Notes Indenture.

“UBS Loan Agreement” means, that certain Loan Agreement, dated as of September 13, 2023, by and among UBS AG, as lender, and Clay Ave Waco LLC and Primerica Pkwy GA LLC, collectively, as borrowers, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

(b)             In this Agreement, unless the context otherwise requires;

(i)              references to Articles, Sections, Exhibits, and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(ii)             unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(iii)            unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof; provided, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(iv)            references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail, in portable document format (pdf), facsimile transmission or comparable means of communication;

(v)             words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(vi)            capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(vii)           the words “hereof,” “herein,” “hereto,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all exhibits and schedules attached to this Agreement, and not to any specific provision of this Agreement;

(viii)          the term “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated, or supplemented in accordance with its terms;

(ix)             unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(x)             captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(xi)             “include,” “includes,” and “including” are deemed to be followed by “without limitation,” whether or not they are in fact followed by such words;

(xii)            references to “day” or “days” are to calendar days;

(xiii)           the word “or” shall not be exclusive;

(xiv)          unless otherwise specified, references to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(xv)           references to “dollars” or “$” refer to the currency of the United States of America, unless otherwise expressly provided.

Section 1.02        Definitive Documents; Incorporation by Reference.

(a)             Each of the Definitive Documents shall (i) contain terms and conditions consistent in all material respects with this Agreement, including the Restructuring Term Sheet as incorporated herein, as this Agreement may be modified, amended, or supplemented in accordance with Section 7.05 and (ii) otherwise be in form and substance reasonably acceptable to the Company Parties and the Required September 2029 Senior Secured Noteholders; provided, that, notwithstanding anything to the contrary in this Agreement, (x) the DIP Documents shall be in form and substance acceptable only to the Company Parties and the DIP Lenders, unless otherwise ordered by the Bankruptcy Court and (y) the Amended RMR Management Agreements shall be in form and substance acceptable only to the Company Parties, Required September 2029 Senior Secured Noteholders, and RMR.

(b)             The exhibits hereto, including the Restructuring Term Sheet, are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all exhibits hereto; provided, that (i) to the extent that there is a conflict between this Agreement (excluding the Restructuring Term Sheet), on the one hand, and the Restructuring Term Sheet, on the other hand, the terms and provisions of the Restructuring Term Sheet shall govern and (ii) to the extent that there is a conflict between the Restructuring Term Sheet, on the one hand, and any of the Definitive Documents, on the other hand, the terms and provisions of any such Definitive Document shall govern. Neither this Agreement nor any provision hereof may be modified, waived, amended, or supplemented, except in accordance with Section 7.05 hereof.

Article 2
Agreement Effective Date

Section 2.01        Agreement Effective Date. This Agreement shall become effective upon the occurrence of the following events (the date on which such events occur, the “Agreement Effective Date”):

(a)             the execution and delivery of this Agreement by each of the Company Parties;

(b)             the execution and delivery of this Agreement by the holders of a minimum of 66 and two-thirds (⅔) percent of the sum of all outstanding September 2029 Senior Secured Notes as of such date;

(c)             the execution and delivery of this Agreement by RMR; and

(d)             counsel to the Company Parties shall have given written notice (email sufficient) to counsel to each of the other Parties in the manner set forth in Section 7.10 herein that the conditions to the Agreement Effective Date set forth in this Article 2 have occurred.

Article 3
Covenants

Section 3.01        Commitments of the Company Parties. During the Agreement Effective Period, and solely to the extent no facts giving rise to a Termination Event have occurred, subject to the terms and conditions of this Agreement, each Company Party agrees that it shall (and shall cause each of its direct and indirect subsidiaries to), as applicable:

(a)             support and take all commercially reasonable actions necessary to facilitate the implementation and consummation of the Transactions, including (i) taking all commercially reasonable actions to support and complete the Transactions and all other commercially reasonable actions contemplated in connection therewith in this Agreement and under the Definitive Documents, (ii) taking all commercially reasonable actions to obtain any and all required governmental, regulatory and/or third-party approvals or consents for the implementation and consummation of the Transactions, and (iii) refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents;

(b)             on a timely basis, negotiate in good faith the Definitive Documents with the respective parties thereto, execute and deliver each Definitive Document to which it is to be a party, effectuate the Definitive Documents (as applicable) as contemplated herein and subject to the terms and conditions of this Agreement, and consummate the Transactions, in each case as promptly as reasonably practicable;

(c)             support and not object to approval of and entry of orders regarding the Definitive Documents and confirmation and consummation of the Plan and the Transactions, in each case consistent with the terms and conditions, and within the timeframes contemplated by, this Agreement (including the Restructuring Term Sheet and the Milestones set forth therein);

(d)             provide draft copies of all Definitive Documents to the September 2029 Ad Hoc Group Advisors and counsel to RMR not less than two (2) Business Days prior to the date when the Company Parties intend to file such documents, and, without limiting any approval rights set forth herein, consult in good faith with the September 2029 Ad Hoc Group Advisors and counsel to RMR regarding the form and substance of any such proposed filing; provided, however, that in the event that not less than two (2) Business Days’ notice is impracticable or impossible under the circumstances, the Company Parties shall provide draft copies of any motions or other pleadings to the September 2029 Ad Hoc Group Advisors and counsel to RMR as soon as otherwise practicable before the time when the Company Parties intend to file any such motion or other pleading;

(e)             pay and reimburse in full in cash in immediately available funds (i) prior to the Petition Date, all Restructuring Expenses for which an invoice has been received by the Company Parties prior to the Petition Date in accordance with the terms of any applicable fee letter in effect prior to the Agreement Effective Date, (ii) after the Petition Date and prior to the Plan Effective Date, subject to any applicable orders of the Bankruptcy Court but without the need to file fee or retention applications, all Restructuring Expenses incurred prior to (to the extent not previously paid) or on and after the Petition Date, but in any event within five (5) Business Days of delivery to the Company Parties of any applicable invoice or receipt in accordance with the terms of any applicable fee letter in effect prior to the Agreement Effective Date, and (iii) on the Plan Effective Date, all Restructuring Expenses incurred and outstanding in connection with the Transactions (including any estimated fees and expenses estimated to be incurred through the Plan Effective Date) in accordance with the terms of any applicable fee letter in effect prior to the Agreement Effective Date and the Plan, as applicable;

(f)              pay in full in cash in immediately available funds the September 2029 Senior Secured Notes Settlement Payments as and when due;

(g)             enter into and assume the Amended RMR Management Agreements on the Plan Effective Date and, prior to the Plan Effective Date, continue to perform under the original RMR Management Agreements in accordance with their terms;

(h)             within ten (10) Business Days of the end of each calendar month, provide reasonable estimates of all professional fees accrued in the Chapter 11 Cases to the September 2029 Ad Hoc Group Advisors, including (i) all amounts payable to estate professionals pursuant to any fee applications, monthly fee statements, or other professional compensation procedures set by the Bankruptcy Court, (ii) all amounts payable to professionals pursuant to the DIP Documents’ adequate protection or fee coverage provisions, and (iii) all success or transaction fees payable by the Company Parties as of the Plan Effective Date to any party in interest’s investment banker or other professional;

(i)             to the extent reasonably requested in writing by the September 2029 Ad Hoc Group Advisors, provide the September 2029 Ad Hoc Group Advisors with reasonable access to information (excluding any privileged information) regarding the operations of the Company Parties, subject to any confidentiality agreements in effect;

(j)             except to the extent prohibited by applicable law or confidentiality restrictions, notify the September 2029 Ad Hoc Group Advisors and RMR as promptly as reasonably possible as to:

(i)             the receipt or rejection of any material authorizations (including any consents) from any competent judicial body, governmental authority, and/or banking, taxation, supervisory, or regulatory body that are required for the implementation and consummation of the Transactions;

(ii)            any material governmental or third-party complaints, litigations, investigations, or hearings that a Company Party has actual knowledge of;

(iii)           any event or circumstance that a Company Party has actual knowledge of that has occurred, or that is reasonably likely to occur (and if it did so occur), that would reasonably be expected to result in the termination of this Agreement;

(iv)           any notice of any commencement of any involuntary insolvency proceedings of any Company Party or material legal suit for payment of debt or securement of security from or by any Person in respect of any Company Party; and

(v)           any material breach of any Company Party’s material obligations or covenants set forth in this Agreement (including any Company Party’s failure to meet any Milestone, which has not been waived or extended in a manner consistent with this Agreement, and solely to the extent such failure is not the result of a breach by any Consenting Creditor), to the extent actually known by such Company Party.

Section 3.02          Commitments of the Consenting Creditors. During the Agreement Effective Period, and solely to the extent no facts giving rise to a Termination Event have occurred, subject to the terms and conditions of this Agreement, each Consenting Creditor (severally and not jointly), in its capacity as a holder of Applicable Existing Debt, agrees that it shall, as applicable:

(a)             support and not object to approval of and entry of orders regarding the Definitive Documents and confirmation and consummation of the Plan and the Transactions, in each case consistent with the terms and conditions, and within the timeframes contemplated by, this Agreement (including the Restructuring Term Sheet and the Milestones set forth therein);

(b)             with respect to the Transactions in which it is a participant, support and take all commercially reasonable actions necessary or reasonably requested by the Company to facilitate the implementation and consummation of the Transactions, including:

(i)             taking all commercially reasonable actions to support and complete the Transactions and all other commercially reasonable actions contemplated in connection therewith and in this Agreement and under the Definitive Documents, including using commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable after the Petition Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement and taking such action (including executing and delivering any other agreements) as may be reasonably necessary or as may be required by order of the Bankruptcy Court to carry out the purpose and intent of this Agreement;

(ii)            if applicable, taking all commercially reasonable actions to obtain, or assist the Company Parties in obtaining, any and all required regulatory approvals and third-party approvals for the Transactions;

(iii)           refraining from taking any actions inconsistent with or in contravention of, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents;

(iv)          without creating any obligation to incur any out-of-pocket costs that are not Restructuring Expenses payable under this Agreement by the applicable Company Party, absent such Company Party’s consent, directing the trustees and collateral agents (and similar agents) appointed from time to time under the applicable Existing Documents, in each case as applicable, to enter into, execute, and effect any and all of the Definitive Documents, as applicable; provided, that no Consenting Creditor shall be required hereunder to provide any trustees or agents with any indemnities or similar undertakings in connection with taking any such action or incur any fees or expenses in connection therewith;

(v)           timely voting, causing to be voted, or directing to be voted all of its Claims (or Claims under its control or direction) entitled under the Plan to vote to accept or reject the Plan, to accept the Plan and not changing or withdrawing (or causing to be changed or withdrawn) any such vote; provided, that each Consenting Creditor, as applicable shall use commercially reasonable best efforts to vote, cause to be voted, or direct to be voted within five (5) Business Days following receipt of the Solicitation Materials all of its Claims (or Claims under its control or direction) entitled under the Plan to vote to accept or reject the Plan, to accept the Plan; provided, further, that each Consenting Creditor, as applicable, may change or withdraw its vote (1) if the Company Parties withdraw the Plan or modify the Plan in a manner inconsistent with this Agreement or (2) following termination of this Agreement;

(c)             subject to the terms of this Agreement and the DIP Documents, (i) consent, and to be deemed to have consented, to the incurrence of the DIP Facility on the terms set forth in the DIP Term Sheet and the DIP Documents, (ii) consent, and, if necessary, direct any administrative agent, collateral agent, or indenture trustee (as applicable) to consent, to the Debtors’ use of Cash Collateral pursuant to the DIP Orders, unless otherwise ordered by the Bankruptcy Court, and (iii) if necessary, give any notice, order, instruction, or direction to the applicable administrative agent, collateral agent, or indenture trustee necessary to give effect to the foregoing;

(d)             with respect to the Consenting Creditors that are DIP Lenders, fund the DIP Facility to the Debtors on the terms and conditions set forth in the DIP Documents;

(e)             with respect to the Consenting Creditors that are DIP Backstop Parties, commit to backstop the DIP Facility on the terms and conditions set forth in the DIP Documents;

(f)             consent to and, if applicable, not opt out of the release of third-party claims pursuant to the Plan and Confirmation Order;

(g)             on a timely basis, negotiate in good faith the Definitive Documents with the Company Parties and complete, enter into, and effectuate the Definitive Documents (as applicable) as contemplated herein and consummate the Transactions, in each case as promptly as reasonably practicable and subject to the terms and conditions of this Agreement;

(h)             to the extent any legal, regulatory, or structural impediment arises that would prevent, hinder, or delay the consummation of the Plan or Transactions, negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative provisions or agreements to address any such impediment;

(i)             provide all applicable consents required for the consummation of the Transactions, consistent with the terms of this Agreement;

(j)             not (i) object to, delay, or impede the Transactions or the implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of the Transactions, the Definitive Documents, or any other transactions outlined therein or in this Agreement, or take any other action that is barred by this Agreement; (ii) vote for, consent to, support, or participate in the formulation of any other restructuring, exchange, or settlement of any Existing Debt or other transaction that is inconsistent with this Agreement or the Transactions; or (iii) solicit, encourage, or direct any Person to undertake any action set forth in clauses (i) and (ii) of this Section 3.02(j) hereof;

(k)             not incur or suffer to exist any lien, charge, encumbrance, participation, security interest, adverse claim, or any other restriction that would prevent such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(l)             not direct any administrative agent, collateral agent, or indenture trustee (or similar agent) (as applicable) to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement, and if any applicable administrative agent, collateral agent, or indenture trustee (or similar agent) takes any action inconsistent with such Consenting Creditor’s obligations under this Agreement, such Consenting Creditor, following written notification (electronic mail notice being sufficient) from the Company Parties to such Consenting Creditor, will use commercially reasonable efforts to direct such administrative agent, collateral agent, or indenture trustee (or similar agent) to cease, desist, and refrain from taking any such action, and to take such action as may be commercially reasonable to effect the Transactions;

(m)            forbear from exercising and from directing any administrative agent, collateral agent, or indenture trustee (or similar agent) (as applicable) to exercise rights or remedies, including the enforcement, collection, or recovery of any Claims against or interests in the Company Parties, including, for the avoidance of doubt, as a result of a breach by any Company Party and/or any occurrence and/or continuation of any “Default” or “Event of Default” (as defined in the applicable document) under the Existing Documents, as applicable;

(n)             except to the extent prohibited by applicable law, notify the Company Parties and RMR as promptly as reasonably possible (but in no event later than two (2) Business Days after the applicable occurrence) as to:

(i)             the receipt or rejection of any material authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body that are required for the implementation and consummation of the Transactions;

(ii)            any event or circumstance that such Consenting Creditor has actual knowledge of that has occurred, or that is reasonably likely to occur (and if it did so occur), that would reasonably be expected to result in the termination of this Agreement; and

(iii)           any material breach of any of its material obligations or covenants set forth in this Agreement, to the extent actually known by such Party; and

(o)             provide all consents reasonably necessary or reasonably requested by the Company Parties for the timely assignment or cancellation, as applicable, of all of September 2029 Senior Secured Notes as part of the Transactions as of the Plan Effective Date, including with respect to any such notes for which the Consenting Creditor serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof, and not withdraw or revoke its consent with respect to the assignment or cancellation, as applicable, of all such notes.

Section 3.03        Commitments of RMR. During the Agreement Effective Period, and solely to the extent no facts giving rise to a Termination Event have occurred, subject to the terms and conditions of this Agreement, RMR, in its capacity as manager of the Company Parties under the RMR Management Agreements, agrees that it shall, as applicable:

(a)             support and not object to approval of and entry of orders regarding the Definitive Documents and confirmation and consummation of the Plan and the Transactions, in each case consistent with the terms and conditions, and within the timeframes contemplated by, this Agreement (including the Restructuring Term Sheet);

(b)             with respect to the Transactions in which it is a participant, support and take all commercially reasonable actions necessary or reasonably requested by the Company Parties to facilitate the implementation and consummation of the Transactions, including:

(i)             taking all commercially reasonable actions to support and complete the Transactions and all other commercially reasonable actions contemplated in connection therewith and in this Agreement and under the Definitive Documents, including using commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable after the Petition Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement and taking such action (including executing and delivering any other agreements) as may be reasonably necessary or as may be required by order of the Bankruptcy Court to carry out the purpose and intent of this Agreement;

(ii)            if applicable, taking all commercially reasonable actions to obtain, or assist the Company Parties in obtaining, any and all required regulatory approvals and third-party approvals for the Transactions; and

(iii)           refraining from taking any actions inconsistent with or in contravention of, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents;

(c)             on a timely basis, negotiate in good faith the Definitive Documents to which it is a party, or which are required under this Agreement to be reasonably acceptable to it, and complete, enter into, and effectuate such Definitive Documents (as applicable) as contemplated herein and consummate the Transactions (as applicable), in each case as promptly as reasonably practicable and subject to the terms and conditions of this Agreement;

(d)            continue to perform under, and comply with, the terms and conditions of the RMR Management Agreements;

(e)             to the extent any legal, regulatory, or structural impediment arises that would prevent, hinder, or delay the consummation of the Plan or Transactions, negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative provisions or agreements to address any such impediment provide all applicable consents required for the consummation of the Transactions;

(f)             provide all applicable consents required for the consummation of the Transactions;

(g)             not (i) object to, delay, or impede the Transactions or the implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of the Transactions, the Definitive Documents, or any other transactions outlined therein or in this Agreement, or take any other action that is barred by this Agreement; (ii) consent to, support, or participate in, as applicable, the formulation of any other restructuring, exchange, or settlement of any Existing Debt or other transaction that is inconsistent with this Agreement or the Transactions; or (iii) solicit, encourage, or direct any Person to undertake any action set forth in clauses (i) and (ii) of this Section 3.03 (g); and

(h)             except to the extent prohibited by applicable law, notify the Company Parties and the September 2029 Ad Hoc Group Advisors as promptly as reasonably possible (but in no event later than two (2) Business Days after the applicable occurrence) as to:

(i)             the receipt or rejection of any material authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body that are required for the implementation and consummation of the Transactions;

(ii)            any event or circumstance that RMR has actual knowledge of that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any of the Parties to terminate, or could reasonably be expected to result in the termination of, this Agreement; and

(iii)           any material breach of any of its material obligations or covenants set forth in this Agreement, to the extent actually known by such Party.

Section 3.04        Additional Provisions Regarding Company Parties’ Covenants.

(a)             Nothing in this Agreement shall require a Company Party or the board of directors, board of managers, board of trustees, or such similar governing body (including any special committee) of any Company Party to take any action or refrain from taking any action with respect to the Transactions to the extent such Company Party determines in good faith, after consulting with, and receiving written advice from, outside counsel, that taking or failing to take such action would be inconsistent with applicable law or inconsistent with the exercise of its fiduciary obligations under applicable law, and any such action or inaction pursuant to this Section 3.04(a) shall not be deemed to constitute a breach of this Agreement. The Company Parties shall promptly notify counsel to the Consenting Stakeholders in writing (email sufficient) of any such determination within twenty-four (24) hours following such determination. Notwithstanding anything to the contrary herein, this Section 3.04(a) shall not impede the automatic termination of this Agreement in accordance with Section 4.01(e) hereof.

(b)             Notwithstanding anything to the contrary in this Agreement (but subject to Section 3.04(a) hereof), if any Company Party receives an unsolicited written or oral proposal or expression of interest regarding any Alternative Transaction that its board of directors, board of managers, board of trustees, or such similar governing body (including any special committee) determines in good faith, after consulting with, and receiving written advice from, outside counsel, that failure to take action would be inconsistent with the fiduciary duties of the members of such board or governing body under applicable law, each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (i) consider, respond to, facilitate, discuss, and negotiate such Alternative Transaction proposal; (ii) provide access to non-public information concerning the Company Parties to any Entity making such Alternative Transaction proposal and enter into any confidentiality agreement with such Entity in connection therewith; (iii) otherwise cooperate with, assist, or participate in any inquiries, proposals, discussions, or negotiations of such Alternative Transaction proposal; and (iv) enter into or continue discussions or negotiations with holders of Claims against or interests in a Company Party, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other entity regarding such Alternative Transaction proposal. The Company Parties shall (x) provide to the Consenting Stakeholders and their counsel, on a “ professional eyes only” basis, a copy of any such written Alternative Transaction proposal and all documentation received in connection therewith (or, if such proposal was not made in writing, a reasonably detailed summary of such Alternative Transaction proposal) within twenty-four (24) hours of receipt, including the identity of the Person or group of Persons involved and reasonable updates as to the status and progress of such Alternative Transaction proposal and (y) respond promptly to reasonable information requests and questions from counsel to the Consenting Stakeholders relating to such Alternative Transaction proposal, and promptly notify counsel to the Consenting Stakeholders of any commitments made, or documents signed, in respect of such Alternative Transaction; provided, that the Company Parties will make commercially reasonable efforts to share such documentation and information, including seeking any necessary waivers or modifications of any confidentiality provisions.

(c)             Nothing in this Agreement shall (i) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Transactions or (ii) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 3.05        Additional Provisions Regarding Consenting Stakeholders’ Covenants. Notwithstanding the Consenting Stakeholders’ commitments to support the Transactions as set forth in Section 3.02 and Section 3.03 of this Agreement, as applicable, this Agreement shall not:

(a)             be construed to impair any Consenting Stakeholder’s rights to appear as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as the positions advocated are consistent with this Agreement;

(b)             prevent any Consenting Stakeholder from filing, or directing any agent or representative to file, any proof of claim in any Chapter 11 Cases;

(c)             limit the ability of a Consenting Creditor to purchase, sell, or enter into any transactions regarding the Existing Debt, subject to the terms hereof and any applicable agreements or law governing such Existing Debt;

(d)             constitute a waiver or amendment of any term or provision of the Existing Documents;

(e)             affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, Company Party, or any other party in interest (including, if applicable, any official committee and the United States Trustee), so long as such consultation does not violate such Consenting Stakeholder’s support obligations set forth herein, any applicable confidentiality agreement, or applicable law, including the Bankruptcy Code;

(f)             impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Transactions;

(g)             prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(h)             obligate a Consenting Stakeholder or to deliver a vote to support the Plan (or any other Transactions) or prohibit a Consenting Stakeholder from withdrawing such vote, in each case, from and after the Termination Date;

(i)             prevent any Consenting Stakeholder from taking any action that is required by applicable law upon the advice of counsel;

(j)             require any Consenting Stakeholder to take any action that is prohibited by applicable law upon the advice of counsel;

(k)            require any Consenting Stakeholder to waive or forego the benefit of any applicable legal professional privilege;

(l)             unless expressly provided for under this Agreement, require any Consenting Stakeholder to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations against such Party;

(m)             prevent any Consenting Stakeholder from making, seeking, or receiving any required regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, or licenses; or

(n)             bind any Consenting Stakeholder to any commitment included in Section 3.02 or 3.03 hereof, as applicable, following termination of this Agreement.

Section 3.06        Covenant Regarding Additional Documents. Each Party hereby covenants and agrees to cooperate with each other Party in good faith in connection with, and will exercise commercially reasonable efforts with respect to, the negotiation, drafting and execution and delivery of the Definitive Documents.

Article 4
Termination

Section 4.01        Termination.

(a)             Termination by the Consenting Creditors. This Agreement may be terminated by the Required September 2029 Senior Secured Noteholders in their sole and absolute discretion, as to all Parties, upon three (3) days’ prior written notice thereof to all of the Parties in accordance with Section 7.10 hereof upon the occurrence of any of the following events (each, a “Consenting Creditors Termination Event”):

(i)             a material breach by any Company Party or RMR of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions, including the failure of the Debtors to meet any of the Milestones (which has not been waived or extended in a manner consistent with this Agreement, and solely to the extent such failure is not the result of a breach by the terminating Consenting Creditor), that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of written notice of such breach provided, that nothing in this Section 4.01(a)(i) shall impair any Consenting Creditor’s ability to terminate this Agreement pursuant to the remaining provisions in this Section 4.01(a);

(ii)            any Company Party (1)(A) announces its intention to pursue, (B) consummates, or (C) enters into a binding agreement to consummate, in each case, an Alternative Transaction or (2) announces its intention to not pursue the Transactions;

(iii)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, ruling, or order has not been withdrawn or discharged within thirty (30) days of the issuance thereof;

(iv)           (1) any Definitive Document filed by the Debtors in the Chapter 11 Cases or any related order entered by the Bankruptcy Court is materially inconsistent with the terms and conditions set forth in this Agreement, including the consent rights set forth in Section 1.02, or is otherwise not in accordance with this Agreement or any of the terms or conditions of this Agreement or (2) any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent in any material respect with the terms and conditions set forth in this Agreement, including the consent rights set forth in Section 1.02, without the prior written consent (regarding such written consent, email notice shall be sufficient) of each of the Required September 2029 Senior Secured Noteholders (or such parties as may be required by the terms hereof or such Definitive Document, if then effective) (which consent shall not be unreasonably withheld, delayed or conditioned), in each case, which has not been cured (if curable) within five (5) Business Days of written notice from the Required September 2029 Senior Secured Noteholders;

(v)           except as otherwise contemplated by this Agreement (and, provided, that any changes in operations required by order of the Bankruptcy Court shall not result in a breach of this Agreement), any Company Party fails to use commercially reasonable efforts to (1) conduct its businesses and operations only in the ordinary course in a manner that is consistent with past practices and in compliance with applicable law, taking into account the Transactions, (2) maintain its physical assets, properties, and facilities, in the ordinary course, in a manner that is consistent with past practices, and in compliance with applicable law (ordinary wear and tear and casualty and condemnation excepted), (3) maintain its books and records in the ordinary course, in a manner that is consistent with past practices, and in compliance with applicable law, and (4) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is consistent with past practices, and in compliance with applicable law;

(vi)          with respect to any officer or any member of any board of directors, board of managers, board of trustees, or such similar governing body (including any special committee) of any Company Party, any Company Party enters into or amends, establishes, adopts, restates, supplements, or otherwise modifies or accelerates, other than in the ordinary course, (1) any fee, deferred compensation, incentive, success, retention, bonus, or other compensatory arrangements, programs, practices, plans, or agreements, including, without limitation, offer letters, director agreements, consulting agreements, severance arrangements, or change in control arrangements with or for the benefit of any such person, or (2) any contracts, arrangements, or commitments that entitle any officer or any member of any board of directors, board of managers, board of trustees, or such similar governing body (including any special committee) of any Company Party to indemnification from any Company Party;

(vii)          any of the Company Parties seeks to modify the Definitive Documents, in whole or in part, in a manner that is not materially consistent with this Agreement and the Restructuring Term Sheet in all material respects;

(viii)        any of the Company Parties, without the prior written consent (regarding such written consent, email notice shall be sufficient) of the Required September 2029 Senior Secured Noteholders, (1) incurs or refinances any indebtedness (including, without limitation, the DIP Facility), (2) authorizes, creates, issues, sells, or grants any additional Interests (except pursuant to the Equity Rights Offerings or otherwise as set forth in the Restructuring Term Sheet), (3) reclassifies, recapitalizes, redeems, purchases, acquires, declares any distribution on, or makes any distribution on any Interests, or (4) pursues any rights offering or issues any equity or debt or other securities convertible into equity (except pursuant to the Equity Rights Offerings or otherwise as set forth in the Restructuring Term Sheet);

(ix)           any of the Company Parties amends or changes, or proposes to amend or change, any of their respective existing organizational documents without the prior written consent (regarding such written consent, email notice shall be sufficient) of the Required September 2029 Senior Secured Noteholders (which consent shall not be unreasonably withheld, delayed or conditioned);

(x)           any “Event of Default” under (and as defined in) the DIP Orders or other DIP Documents occurs that has not been cured (if permitted to be cured under the DIP Documents) or waived in writing by the Required September 2029 Senior Secured Noteholders (in their sole discretion);

(xi)           any of the Company Parties files a motion or pleading seeking an order (without the prior written consent (regarding such written consent, email notice shall be sufficient) of the Required September 2029 Senior Secured Noteholders) vacating or modifying the DIP Orders;

(xii)          the Bankruptcy Court enters an order denying confirmation of the Plan or disallowing any material provision thereof and (1) such order remains in effect for ten (10) Business Days after entry of such order and (2) the Company Parties have failed to timely appeal such order;

(xiii)         the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required September 2029 Senior Secured Noteholders) or the Company Parties fail to timely object to any motion or application seeking an order, (1) dismissing any of the Chapter 11 Cases, (2) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (3) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (4) rejecting this Agreement, and (x) such order remains in effect for ten (10) Business Days after entry of such order and (y) the Company Parties have failed to timely appeal such order;

(xiv)         upon the commencement of an involuntary case against any of the Company Parties or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief in respect of the Company Parties or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership, or similar law now or hereafter in effect; provided, however, that termination pursuant to this Section 4.01(a)(xiv) shall only be effective if such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding;

(xv)          the Bankruptcy Court enters an order in the Chapter 11 Cases, or the Company Parties fail to timely object to any motion seeking an order, terminating any Company Party’s exclusive right to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(xvi)         the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation or threatened initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions or a Company Party or any Affiliate of a Company Party from making any transfer or distribution, which legal action, threatened initiation of a legal action, ruling or order has not been withdrawn or discharged within thirty (30) days after such terminating Consenting Creditor transmits a written notice in accordance with Section 7.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Consenting Creditor that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(xvii)        any Company Party files any motion or pleading seeking the entry of an order by any court of competent jurisdiction invalidating, disallowing, subordinating, recharacterizing, or limiting, in any material respect, as applicable, the enforceability, priority, or validity of any of the Applicable Existing Debt held by the Consenting Creditors (except with respect to any 2027 Senior Secured Notes held by the Consenting Creditors) without the prior written consent (regarding such written consent, email notice shall be sufficient) of the Required September 2029 Senior Secured Noteholders, other than an order approving the Transactions as contemplated by this Agreement or the Restructuring Term Sheet, as applicable, or the filing of any motion, application, or adversary proceeding by the Company Parties (or the Company Parties support any other party filing any motion, application, or adversary proceeding) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance, recharacterization, or subordination of any Applicable Existing Debt held by the Consenting Creditors (except with respect to any 2027 Senior Secured Notes held by the Consenting Creditors), as applicable, in a manner inconsistent with this Agreement or the Restructuring Term Sheet;

(xviii)       the Bankruptcy Court grants relief or rules in a manner that (1) is materially inconsistent with this Agreement or the Restructuring Term Sheet (including with respect to (a) the treatment of September 2029 Senior Secured Notes Claims and (b) the Plan Equity Value, each as set forth in the Restructuring Term Sheet) or (2) materially frustrates the purposes of this Agreement and such order or ruling remains in effect for ten (10) Business Days, or the Company Parties fail to timely object to any motion seeking entry of an order granting such relief; provided, that notwithstanding anything in this Agreement or the Restructuring Term Sheet to the contrary, no Party shall have a right to terminate this Agreement based on a Bankruptcy Court order or other statement on the record relating to the September 2029 Senior Secured Notes Settlement Payments nor any corresponding changes to the Plan or other remedy to be agreed to by such parties (with such agreement not to be unreasonably delayed, withheld, or conditioned) necessary to address any such order or statement;

(xix)         the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset(s) of the Company Parties and such order materially and adversely affect any Company Party’s ability to operate its business in the ordinary course or to consummate the Transactions;

(xx)          except as otherwise contemplated by this Agreement (and, provided, that any changes in operations required by order of the Bankruptcy Court shall not result in a breach of this Agreement), any Company Party fails to use commercially reasonable efforts to continue ordinary course practices to maintain good standing under the jurisdiction in which each Company Party is incorporated or organized;

(xxi)         the Company Parties fail to pay any of the Restructuring Expenses, as and when required under this Agreement;

(xxii)        any of the Company Parties commences any process to sell, transfer, dispose, or otherwise monetize any assets of any of the Company Parties in a transaction or a series of transactions having a fair market value of $5,000,000.00 or greater, except with respect to the Designated Properties (as defined in the DIP Documents) or otherwise with the prior written consent (regarding such written consent, email notice shall be sufficient) of the Required September 2029 Senior Secured Noteholders;

(xxiii)       any of the Company Parties agrees to settle the 2027 Senior Secured Notes Claims Challenge, or agrees to stipulate to the value of any 2027 Senior Secured Notes First Lien Collateral, in either case without the express prior consent of the Required September 2029 Senior Secured Noteholders in their sole discretion;

(xxiv)       the Bankruptcy Court enters any order providing for treatment on account of the 2027 Senior Secured Notes Claims that is inconsistent with the Restructuring Term Sheet;

(xxv)       any of the Company Parties file any motion or pleading with the Bankruptcy Court or any other court that, in whole or in part, is materially inconsistent with this Agreement;

(xxvi)       any of the Company Parties initiates, or has initiated on its behalf, any litigation or proceeding of any kind against the other Parties in connection with the Transactions other than to enforce this Agreement pursuant to its terms;

(xxvii)      any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable; or

(xxviii)     the termination of this Agreement in accordance with its terms by the Company Parties or RMR.

(b)             Termination by RMR. This Agreement may be terminated by RMR, in its sole and absolute discretion, solely as to RMR, upon three (3) days’ prior written notice thereof to all of the Parties in accordance with Section 7.10 hereof upon the occurrence of any of the following events (each, a “RMR Termination Event”):

(i)             a material breach by any Company Party or Consenting Creditor of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions including the failure of the Debtors to meet any of the Milestones (which has not been waived or extended in a manner consistent with this Agreement, and solely to the extent such failure is not the result of a breach by RMR), that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of written notice of such breach;

(ii)            (1) any Definitive Document filed by the Debtors in the Chapter 11 Cases or any related order entered by the Bankruptcy Court that has a material adverse effect on RMR and is materially inconsistent with the terms and conditions set forth in this Agreement, including the consent rights set forth in Section 1.02 hereof, or is otherwise not in accordance with this Agreement or any of the terms or conditions of this Agreement or (2) any of the Definitive Documents that has a material adverse effect on RMR and is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent in any material respect with the terms and conditions set forth in this Agreement, including the consent rights set forth in Section 1.02 hereof without the prior written consent (regarding such written consent, email notice shall be sufficient) of RMR (or such parties as may be required by the terms hereof or such Definitive Document, if then effective), in each case, which has not been cured (if curable) within five (5) Business Days of written notice from RMR;

(iii)          the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation or threatened initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions or RMR or any Affiliate of RMR from making any transfer or distribution, which legal action, threatened initiation of a legal action, ruling or order has not been withdrawn or discharged within thirty (30) days after RMR transmits a written notice in accordance with Section 7.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by RMR to the extent it sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(iv)          if, as a result of the failure by the Consenting Creditors to comply with Article 5 hereof, the Consenting Creditors do not, on the Plan Effective Date, hold Existing Debt in amounts set forth in Section 2.01(b) hereof;

(v)           the Consenting Creditors entitled to vote on the Plan have failed to timely vote their Claims in favor of the Plan or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement; provided, that this termination event will not apply if sufficient Consenting Creditors have timely voted (and not withdrawn) their Claims to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with section 1126 of the Bankruptcy Code;

(vi)          one or more of the Consenting Creditors files or supports any Alternative Transaction, modification, motion, or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan, and such Alternative Transaction, modification, motion, or pleading has not been revoked before the earlier of (1) five (5) Business Days after the filing or supporting party receives written notice from the Company Parties or Latham that such Alternative Transaction, modification, motion, or pleading is inconsistent with this Agreement or the Plan and (2) entry of an order of the Bankruptcy Court approving such Alternative Transaction, modification, motion, or pleading; provided, that RMR shall not have the right to terminate this Agreement if, as of such date, the non-filing or non-supporting Consenting Creditors still hold a minimum of 66 and two-thirds (⅔) percent of the sum of all outstanding September 2029 Senior Secured Notes;

(vii)         the DIP Order or any order approving the Plan or the Disclosure Statement is reversed, dismissed, vacated, modified, or amended in a manner that is inconsistent in any material respect with this Agreement;

(viii)        (1) the DIP Backstop Parties do not fund the DIP Facility in accordance with the DIP Documents and the other Definitive Documents, as applicable or (2) the DIP Lenders terminate the Debtors’ use of Cash Collateral pursuant to the DIP Orders;

(ix)           the acceleration of the obligations outstanding under the DIP Credit Agreement;

(x)            any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(xi)           the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of RMR, which consent shall not be unreasonably withheld, delayed or conditioned), or the Company Parties fail to timely object to any motion or application seeking an order, (1) dismissing any of the Chapter 11 Cases, (2) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (3) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (4) rejecting this Agreement, and (x) such order remains in effect for ten (10) Business Days after entry of such order and (y) the Company Parties have failed to timely appeal such order;

(xii)           the Bankruptcy Court enters an order denying confirmation of the Plan or disallowing any material provision thereof and (1) such order remains in effect for ten (10) Business Days after entry of such order and (2) the Company Parties have failed to timely appeal such order;

(xiii)         the Bankruptcy Court enters an order in the Chapter 11 Cases, or the Company Parties fail to timely object to any motion seeking an order, terminating any Company Party’s exclusive right to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(xiv)         the Bankruptcy Court grants relief or rules in a manner that (1) is materially inconsistent with this Agreement or the Restructuring Term Sheet or (2) materially frustrates the purposes of this Agreement, and such order or ruling remains in effect for ten (10) Business Days, or the Company Parties fail to timely object to any motion seeking entry of an order granting such relief;

(xv)          the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset(s) of the Company Parties and such order materially and adversely affects any Company Party’s ability to operate its business in the ordinary course or to consummate the Transactions; or

(xvi)         the termination of this Agreement in accordance with its terms by the Company Parties or the Required September 2029 Senior Secured Noteholders.

(c)             Termination by the Company. This Agreement may be terminated by the Company, in its sole and absolute discretion, on behalf of each of the Company Parties, as to all Parties, upon three (3) days’ prior written notice thereof to all of the Parties in accordance with Section 7.10 hereof upon the occurrence of any of the following events (each, a “Company Termination Event”):

(i)             a material breach by the Consenting Stakeholders of any of their representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by such Consenting Stakeholder of written notice of such breach; provided, so long as holders of September 2029 Senior Secured Notes Claims that have not breached this Agreement continue to hold or control at least 66 2/3% of the aggregate amount of the September 2029 Senior Secured Notes Claims, the foregoing termination shall be effective only with respect to the applicable breaching Consenting Stakeholder; provided, further, that nothing in this Section 4.01(c)(i) shall impair the Company’s ability to terminate this Agreement pursuant to the remaining provisions in this Section 4.01(c);

(ii)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation or threatened initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions or a Company Party or any Affiliate of a Company Party from making any transfer or distribution, which legal action, threatened initiation of a legal action, ruling or order has not been withdrawn or discharged within thirty (30) days after such terminating Company Party transmits a written notice in accordance with Section 7.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(iii)           if, as a result of the failure by the Consenting Creditors to comply with Article 5 hereof, the Consenting Creditors do not, on the Plan Effective Date, hold Existing Debt in amounts set forth in Section 2.01(b) hereof;

(iv)           the Consenting Creditors entitled to vote on the Plan have failed to timely vote their Claims in favor of the Plan or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement; provided, that this termination event will not apply if sufficient Consenting Creditors have timely voted (and not withdrawn) their Claims to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with section 1126 of the Bankruptcy Code;

(v)            one or more of the Consenting Creditors files or supports any Alternative Transaction, modification, motion, or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan, and such Alternative Transaction, modification, motion, or pleading has not been revoked before the earlier of (1) five (5) Business Days after the filing or supporting party receives written notice from the Company Parties or Latham that such Alternative Transaction, modification, motion, or pleading is inconsistent with this Agreement or the Plan and (2) entry of an order of the Bankruptcy Court approving such Alternative Transaction, modification, motion, or pleading; provided, that a Company Party shall not have the right to terminate this Agreement if, as of such date, the non-filing or non-supporting Consenting Creditors still hold a minimum of 66 and two-thirds (⅔) percent of the sum of all outstanding September 2029 Senior Secured Notes;

(vi)           the DIP Order or any order approving the Plan or the Disclosure Statement is reversed, dismissed, vacated, modified, or amended in a manner that is inconsistent in any material respect with this Agreement;

(vii)          (1) the DIP Backstop Parties do not fund the DIP Facility in accordance with the DIP Documents and the other Definitive Documents, as applicable or (2) the DIP Lenders terminate the Debtors’ use of Cash Collateral pursuant to the DIP Orders;

(viii)         the acceleration of the obligations outstanding under the DIP Credit Agreement;

(ix)           any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(x)            the entry of an order by the Bankruptcy Court (1) dismissing any of the Chapter 11 Cases, (2) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (3) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (4) rejecting this Agreement, and (x) such order remains in effect for ten (10) Business Days after entry of such order and (y) the Company Parties have failed to timely appeal such order; or

(xi)           the termination of this Agreement in accordance with its terms by the Required September 2029 Senior Secured Noteholders.

(d)             Mutual Termination. This Agreement may be terminated as to all Parties at any time by mutual written consent of the Company Parties and the Required September 2029 Senior Secured Noteholders (such consent, a “Mutual Termination Event”). The Debtors will deliver written notice of any such termination to all parties in accordance with Section 7.10.

(e)             Automatic Termination. This Agreement will automatically terminate as to all Parties upon the earlier of (i) the Plan Effective Date; (ii) the date upon which any Company Party makes a Fiduciary Out Determination; and (iii) the date that is the twelve (12) month anniversary of the Agreement Effective Date (the “Agreement Outside Date”); provided, that the Agreement Outside Date shall be automatically extended for a single three-month (3-month) period unless any Party provides written notice to the other Parties pursuant to Section 7.10 hereof at least thirty (30) days in advance of the Agreement Outside Date (each, an “Automatic Termination Event”).

(f)             Restriction on Termination. No Party may terminate this Agreement based on a Company Termination Event, Consenting Creditors Termination Event, or RMR Termination Event, as applicable, if such termination event is caused by such Party’s failure to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s prior failure to perform or comply in all material respects with the terms and conditions of this Agreement).

(g)             Termination Date and Survival. The date on which this Agreement is terminated in accordance with this Article 4 with respect to a Party shall be referred to as the “Termination Date” with respect to such Party, and the provisions of this Agreement shall terminate on the Termination Date; provided, that Sections 4.01(g), 4.01(h), 4.01(i), 7.02, 7.05, 7.08, 7.09, 7.10, 7.11, 7.12, and 7.15 hereof shall survive the Termination Date.

(h)             Effect of Termination. Upon the Termination Date, this Agreement shall forthwith become null and void and have no further force or effect, each Party hereto shall be released from its commitments, undertakings, agreements, and commitments under or related to this Agreement, and there shall be no liability or obligation hereunder on the part of any Party hereto; provided, that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to such Termination Date, notwithstanding any termination of this Agreement by any other Party, including the Company Parties’ obligations to pay any Restructuring Expenses through the Termination Date, or (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 4.01(g). Upon any Termination Event, unless the Plan Effective Date has occurred, any and all consents, tenders, waivers, forbearances, and votes delivered by a Consenting Creditor in connection with the Transactions automatically shall be deemed, for all purposes, to be null and void ab initio.

(i)             No Waiver. If the Transactions are not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and each Party expressly reserves any and all of its respective rights as if the Parties had not entered this Agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the Agreement’s terms.

Article 5
Transfers

Section 5.01        Transfer of Claims.

(a)             Subject to the terms and conditions of this Agreement and during the Agreement Effective Period, each Consenting Creditor agrees, solely with respect to itself, as expressly identified and limited on its signature page, and not in any other manner with respect to any Affiliates, not to, directly or indirectly, (i) sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest with respect to any Applicable Existing Debt, in whole or in part or (ii) deposit any of such Consenting Creditor’s Applicable Existing Debt into a voting trust, or grant any proxies, or enter into a voting agreement or otherwise assign, pledge, or transfer any of its rights to vote with respect to any such Applicable Existing Debt (any of the actions described in clauses (i) and (ii) of this Section 5.01(a) is referred to herein as a “Transfer”; “Transferred” shall have a meaning correlative thereto; and the Consenting Creditor making such Transfer is referred to herein as the “Transferor”), unless (1) the transferee is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in the Rules), or (C) not a “U.S. person” (as defined in Rule 902 of Regulation S under the Securities Act), and in each case executes and delivers to counsel to the Company, counsel to the September 2029 Ad Hoc Group, and counsel to RMR in accordance with Section 5.01(c) a Joinder, substantially in the form attached hereto as Exhibit B, and provides notice of such Transfer in accordance with Section 7.10 or (2) the transferee is a Consenting Creditor, and the transferee provides notice of such Transfer (including the amount and type of Claim or Interest Transferred) to counsel to the Company, counsel to the September 2029 Ad Hoc Group, and counsel to RMR in accordance with Section 5.01(c) (any such transferee as described in (1) or (2), a “Permitted Transferee”). Any Transfer in violation of this Article 5 shall be void ab initio. Notwithstanding anything to the contrary in this Section 5.01(a), the restrictions on Transfers set forth in this Section 5.01(a) shall not apply to (x) Transfers made pursuant to Section 5.01(g) and (y) the grant of any liens or encumbrances on Applicable Existing Debt in favor of a bank or broker-dealer holding custody of such Applicable Existing Debt in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Applicable Existing Debt.

(b)             Upon the consummation of a Transfer in accordance herewith, such Permitted Transferee shall be deemed to make all of the representations, warranties, and covenants of a Consenting Creditor, as applicable, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Creditor for all purposes under this Agreement, and this Agreement shall become effective and binding as to such Permitted Transferee.

(c)             A Consenting Creditor that Transfers Applicable Existing Debt to a Permitted Transferee in accordance with the terms of this Article 5 shall (i) be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of the rights and obligations in respect of such Transferred Applicable Existing Debt, (ii) not be liable to any Party to this Agreement for the failure of the Permitted Transferee to comply with the terms and conditions of this Agreement; provided, that in no event shall any such Transfer relieve a Consenting Creditor hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of such Transfer, and (iii) within five (5) Business Days of such Transfer, deliver written notice of the Transfer to the Company, Latham, the September 2029 Ad Hoc Group Advisors, and counsel to RMR, which notice may be provided through counsel and shall include the amount and type of Applicable Existing Debt that was acquired.

(d)             This Agreement shall not limit, restrict, or otherwise affect in any way, any right, authority, or power of any Consenting Creditor to acquire additional Existing Debt after the Execution Date. Any such acquired Existing Debt (including pursuant to an Open Trade) shall automatically and immediately upon acquisition by the Consenting Creditor be deemed to be subject to the terms of this Agreement; provided, that, notwithstanding anything to the contrary, but except as provided in Section 5.01(e), only holdings of Existing Debt held by Consenting Creditors as of the Execution Date shall be permitted to participate in the Transactions on the terms for Consenting Creditors without the Company Parties’ and Required September 2029 Senior Secured Noteholders’ express prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Within five (5) Business Days of any acquisition (calculated based on the settled trade debt) of Existing Debt by a Consenting Creditor from a Person that, to the acquiring party’s actual knowledge, is not a Consenting Creditor (including any Qualified Marketmaker that is not a Consenting Creditor), such Consenting Creditor shall deliver written notice of the acquisition to the Company Parties, Latham, the September 2029 Ad Hoc Group Advisors, and counsel to RMR, which notice may be provided through counsel and shall include the amount and type of Existing Debt that was acquired.

(e)             Notwithstanding anything to the contrary herein, Applicable Existing Debt that is Transferred to or by a Consenting Creditor pursuant to an Open Trade specified on the applicable Consenting Creditor’s signature page, or as part of a short transaction, entered into by such Consenting Creditor prior to, and pending as of the date of, such Consenting Creditor’s entry into this Agreement, shall be subject to the terms of this Agreement, as provided in Section 5.01(d), and shall be permitted to participate in the Transactions on the terms for Consenting Creditors so long as such trade closes or Applicable Existing Debt is transferred prior to the consummation of the Transactions.

(f)             Notwithstanding anything to the contrary in this Agreement, the Parties understand that the Consenting Creditors may be engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Creditor expressly indicates on its respective signature page hereto that it is executing this Agreement in a limited capacity, including solely on behalf of a specific signatory, trading desk(s), and/or business group(s) of the Consenting Creditor, the terms and obligations set forth in this Agreement shall apply only to such signatory, trading desk(s), and/or business group(s) and shall not apply to any other trading desk, business group, subsidiary, or Affiliate of the Consenting Creditor unless they separately become a party hereto.

(g)             Notwithstanding anything to the contrary herein, (i) a Qualified Marketmaker that acquires any Existing Debt subject to this Agreement held by a Consenting Creditor, with the purpose and intent of acting as a Qualified Marketmaker for such Existing Debt, shall not be required to execute and deliver a Joinder in respect of such Existing Debt, if such Qualified Marketmaker transfers such Existing Debt (by purchase, sale, assignment, or other similar means) to a Permitted Transferee within ten (10) Business Days after the Qualified Marketmaker acquires such Existing Debt; provided, that a Qualified Marketmaker’s failure to comply with this Section 5.01(g) shall result in the Transfer of such Existing Debt to such Qualified Marketmaker being deemed void ab initio and (ii) to the extent any Consenting Creditor is acting solely in its capacity as a Qualified Marketmaker, it may transfer any ownership interests in the Existing Debt that it acquires from a holder of Existing Debt that is not a Consenting Creditor to a transferee that is not a Consenting Creditor at the time of such transfer without the requirement that the transferee be a Permitted Transferee.

Article 6
Representations and Warranties

Section 6.01        Representations and Warranties.

(a)             Each Party (severally and not jointly) represents and warrants to each other Party that:

(i)             such Party is duly organized or incorporated, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization or incorporation, and has all requisite corporate, partnership, limited liability company, or other organizational power and authority to enter into this Agreement and to carry out the Transactions contemplated herein, and to perform its respective obligations under this Agreement and the Definitive Documents;

(ii)            the execution, delivery, and performance of this Agreement by such Party does not and shall not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (2) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its organizational documents or any material contractual obligations to which it or any of its subsidiaries is a party;

(iii)           the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings that may be necessary in connection with the Chapter 11 Cases, to the extent applicable, and such filings as may be necessary or required for disclosure to any applicable regulatory body whose approval or consent is determined by the Company Parties to be necessary to consummate the Transactions;

(iv)           as of the Execution Date (or such later date that it delivers its signature page hereto to the other Parties), such Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or entity, would prevent it from taking any action required of it under this Agreement;

(v)            this Agreement is a legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; and

(vi)           it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for such Party to evaluate the financial and other risks inherent in the Transactions and has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and the Transactions and of making an informed decision in connection therewith, and its decision to execute this Agreement and participate in any of the Transactions contemplated hereby has been based upon such of its own independent review and analysis of the business and affairs of the Company Parties (and their respective subsidiaries) and/or the Transactions that it considers sufficient and reasonable for purposes of entering into this Agreement and the Transactions, as applicable, and such decision is not in reliance upon any representations or warranties of any other Party (or any such other Party’s financial, legal, or other professional advisors), other than such express representations and warranties of the Parties contained herein.

(b)             Each Consenting Creditor (severally and not jointly) represents and warrants to each Company Party that, as of the Execution Date (or the date of delivery of the Joinder to the other Parties or their counsel, as applicable):

(i)             it (1) either (A) is the beneficial or record owner of the principal amount (or, with respect to Consenting Creditors that have the same investment manager or advisor, a portion of the aggregate principal amount) of the Existing Debt indicated on its respective signature page hereto (or thereto) (in each case, other than with respect to Existing Debt noted on its signature page that is subject to an Open Trade) or (B) has sole investment or voting discretion with respect to the principal amount of the Existing Debt indicated on its respective signature page hereto (or thereto) and has the power and authority to bind the beneficial owner of such Existing Debt to the terms of this Agreement (other than with respect to Existing Debt noted on its signature page that is subject to an Open Trade) and (2) has full power and authority to act on behalf of, vote, and consent to matters concerning such Existing Debt and to dispose of, exchange, assign, and transfer such Existing Debt;

(ii)            other than pursuant to this Agreement, the Existing Debt with respect to which it is the beneficial or record owner or has sole investment or voting discretion set forth on its respective signature page is free and clear of any lien, charge, encumbrance, participation, security interest, adverse claim, or any other similar restriction, or any equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind that could reasonably be expected to adversely affect in any way such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(iii)           other than the Existing Debt indicated on its respective signature page hereto, such Consenting Creditor does not own any other Existing Debt as of the Execution Date (other than with respect to Existing Debt that is subject to an Open Trade).

(c)             Each Consenting Creditor represents to each other Party that: (i) it is (A) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, (B) an institutional “accredited investor” (as defined in the Rules), or (C) not a “U.S. person” as defined in Rule 902 under the Securities Act; (ii) it understands that the securities contemplated by this Agreement and the Transactions have not been, and are not contemplated to be, registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act; (iii) it is acquiring any securities of the Company Parties in connection with the Transactions for investment and not with a view to distribution or resale in violation of the Securities Act; and (iv) it is not acquiring the securities contemplated by this Agreement and the Transactions as a result of any advertisement, article, notice, or other communication regarding such securities published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d)             Each Party that is a managed account (or portion thereof) (severally and not jointly) represents and warrants that the manager or investment advisor or sub-advisor executing this Agreement on behalf of such Party has the authority to execute, on behalf of such Party, this Agreement and any transactions that this Agreement requires such Party to execute.

Article 7
Miscellaneous

Section 7.01        Tax Matters. Each Party hereby acknowledges and agrees that the Transactions and the Plan shall be structured to minimize the tax impact on the Reorganized Parent and its Affiliates while preserving or otherwise maximizing the ability to use favorable tax attributes (including asset tax basis) of the Reorganized Parent and its Affiliates, as a result of the consummation of the Transactions to the extent practicable, in each case as determined by the Company Parties.

Section 7.02        Entire Agreement; Prior Negotiations. This Agreement, including all of the exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written, oral, or implied, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement or non-disclosure agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

Section 7.03        Reservation of Rights. If the Transactions contemplated herein are not consummated, or if this Agreement is terminated in accordance with its terms (except as a result of the occurrence of the Plan Effective Date), nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, or defenses, and the Parties expressly reserve any and all of their respective rights, remedies, or defenses. No Consenting Creditor hereby waives any default or event of default with respect to Applicable Existing Debt, and no provision of Section 3.02 shall require any Consenting Creditor to waive any default or event of default with respect to Applicable Existing Debt, except as set forth in the Restructuring Term Sheet or Definitive Documents after or simultaneous with the consummation of the Transactions.

Section 7.04        Counterparts; Execution. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute one and the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (PDF) or by DocuSign. This Agreement may be executed on behalf of one or more Consenting Stakeholders by such Consenting Stakeholder’s investment manager, advisor, or sub-advisor, as applicable, which is a signatory hereto solely in its capacity as the investment manager, advisor, or sub-advisor of such Consenting Stakeholder, as applicable.

Section 7.05        Amendments and Waivers.

(a)             Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no provision of this Agreement may be waived, without the prior written consent of the Company Parties and the Required September 2029 Senior Secured Noteholders (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that to the extent any modification, amendment, or supplement has a material and adverse effect, taken as a whole, on RMR, then the consent of RMR shall also be required; provided, further, that to the extent such modification, amendment, or supplement has a material, disproportionate and adverse effect on a single Consenting Creditor as compared to similarly situated Consenting Creditors, and such Consenting Creditor does not consent, such Consenting Creditor shall have the right to terminate this Agreement solely as to itself; provided, further, that any modification, amendment, waiver, or supplement to Section 1.02, this Section 7.05, or other express consent rights shall require the prior written consent of all Parties; provided, further, that any modifications, amendments, or supplements to the definitions of “Required September 2029 Senior Secured Noteholders” or “September 2029 Ad Hoc Group SteerCo,” or the rights set forth in this Agreement attributable thereto, shall require the prior written consent (regarding such written consent, email notice shall be sufficient) of all Consenting September 2029 Senior Secured Noteholders and the Company Parties.

(b)             No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not such provisions are similar, nor shall any waiver of a provision of this Agreement be deemed a continuing waiver of such provision.

Section 7.06        Headings. The headings of the sections, paragraphs, and subsections of this Agreement are included for convenience only and shall not affect the interpretation of the provisions contained herein.

Section 7.07        Acknowledgments; Obligations Several. Notwithstanding that this Agreement is being executed by multiple Consenting Stakeholders, the obligations of the Consenting Stakeholders under this Agreement are several and neither joint nor joint and several. No Consenting Stakeholder shall be responsible in any way for the performance of the obligations or any breach of any other Consenting Stakeholder under this Agreement, and nothing contained herein and no action taken by any Consenting Stakeholder pursuant hereto shall be deemed to constitute the Consenting Stakeholders as a partnership, an association, or a joint venture of any kind, or to create a presumption that the Consenting Stakeholders are in any way acting other than in their individual capacities. None of the Consenting Stakeholders shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company Parties, or any of the Company Parties’ other lenders, noteholders, or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Consenting Stakeholder acknowledges that no other Consenting Stakeholder will be acting as agent of such Consenting Stakeholder in connection with monitoring such Consenting Stakeholder’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Transactions. Each Consenting Stakeholder acknowledges to each other Consenting Stakeholder, that: (a) the Transactions described herein are arm’s-length commercial transactions between the Company Parties and the Company Parties’ Affiliates and each Consenting Stakeholder; (b) it has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate; (c) it is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the Transactions contemplated hereby; and (d) the Consenting Stakeholders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the other Consenting Stakeholders, the Company Parties, and the Company Parties’ Affiliates, or the Affiliates of other Consenting Stakeholders, and the Consenting Stakeholders have no obligation to disclose any of such interests to any other Consenting Stakeholder or the Affiliates of other Consenting Stakeholders. Each Consenting Stakeholder acknowledges that it has, independently and without reliance upon any other Consenting Stakeholder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and that it has not relied on the credit analysis and decision or due diligence investigation of any other Consenting Stakeholder. All rights under this Agreement are separately granted to each Consenting Stakeholder by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

Section 7.08        Specific Performance; Damages. All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party (and for the avoidance of doubt, it is agreed by the other Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party will be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach); provided, that in connection with any remedy for specific performance, injunctive, or other equitable relief asserted in connection with this Agreement, each Party agrees to waive the requirement for the securing or posting of a bond in connection with any remedy and to waive the necessity of proving the inadequacy of money damages. All rights, powers, and remedies provided under this Agreement or otherwise available at law or in equity will be cumulative and not alternative, and the exercise of any remedy, power, or remedy by any Party will not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Person. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or their representatives be liable to any other Party hereunder for any punitive, incidental, consequential, special, or indirect damages, including the loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Agreement.

Section 7.09        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law provision that would require the application of the laws of another jurisdiction. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding may be brought in either a state or federal court of competent jurisdiction in the State and County of New York, Borough of Manhattan. By the execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally submits to the personal jurisdiction of each such court, solely for purposes of any action, suit, or proceeding arising out of or relating to this Agreement or for the recognition or enforcement of any judgment rendered or order entered in any such action, suit, or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING REFERRED TO ABOVE. Each Party (a) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.09. Each Party hereto agrees that service of any process, summons, notice, or document by registered mail addressed to such Person shall be effective service of process against such Person for any suit, action, or proceeding arising out of or relating to this Agreement brought in any such court. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 7.09 shall be brought in the Bankruptcy Court.

Section 7.10        Notices. All notices (including any notice of termination as provided for herein) and other communications from any Party given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the earliest of the following: (a) upon personal delivery to the Party to be notified; (b) the date on which electronic mail is sent; (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; and (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery (with an electronic mail upon sending to the Party to be notified), with written verification of receipt. All communications shall be sent:

(a)	If to the Company or the Company Parties:

Office Properties Income Trust

Two Newton Place, 255 Washington Street, Suite 300

Newton, MA 02458-1634

Attn:	Yael Duffy Brian Donley

Email:	YDuffy@rmrgroup.com

BDonley@rmrgroup.com

With copies to:

Latham & Watkins LLP
1271 Avenue of the Americas

New York, NY 10020

Attn:	Ray C. Schrock Andrew M. Parlen Anupama Yerramalli Ashley Gherlone Pezzi Jiaheng Zhang

Email:	Ray.Schrock@lw.com Andrew.Parlen@lw.com Anu.Yerramalli@lw.com Ashley.Pezzi@lw.com

John.Zhang@lw.com

(b)             If to the September 2029 Ad Hoc Group, to the addresses or email addresses set forth below the Consenting Creditor’s signature, with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn:	Brian Pfeiffer Aaron Colodny Rob Bennett Adam Swingle Andrew Costello

Email:	Brian.Pfeiffer@whitecase.com Aaron.Colodny@whitecase.com

Rbennett@whitecase.com

Adam.Swingle@whitecase.com

Andrew.Costello@whitecase.com

(c)	If to RMR:

The RMR Group LLC

Two Newton Place, 255 Washington Street, Suite 300

Newton, MA 02458-1634

Attn:	Adam Portnoy Lindsey Getz

Email:	APortnoy@rmrgroup.com

lindsey.getz@rmrgroup.com

With copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attn:	Scott K. Charles Robin Panovka Neil M. Snyder Angela K. Herring

Email:	skcharles@wlrk.com rpanovka@wlrk.com nmsnyder@wlrk.com akherring@wlrk.com

Section 7.11        Passage of Time. With respect to any Milestone or other reference of time herein, if the last day of such period falls on a Saturday, Sunday, or a “legal holiday,” as defined in Rule 9006(a) of the Bankruptcy Rules, such Milestone or other reference of time shall be extended to the next day that is not a Saturday, Sunday, or a “legal holiday,” as defined in Rule 9006(a) of the Bankruptcy Rules.

Section 7.12        No Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other Person shall be a third-party beneficiary hereof.

Section 7.13        Confidentiality. Other than to the extent required by applicable law and regulation or by any governmental or regulatory authority, no Party shall disclose to any person (including for the avoidance of doubt, any other Consenting Stakeholder), other than legal, accounting, financial, and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for) or to RMR (who are under obligations of confidentiality to RMR with respect to such disclosure, and whose compliance with such obligations RMR shall be responsible for), the principal amount or percentage of the Claims or Interests held by any Consenting Creditor or any of their respective subsidiaries (including, for the avoidance of doubt, any Claims or Interests acquired pursuant to any Transfer) or the signature page of such Consenting Creditor; provided, however, that the Company Parties shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Claims or Interests held by the Consenting Creditors, collectively.

Section 7.14        Publicity; Disclosure. The Company Parties shall submit drafts to the Consenting Creditors of any press releases, public filings, public announcements, other public documents (including any and all filings with the SEC) or other communications with any news media or to be filed with the SEC, in each case, to be made by the Company Parties relating to this Agreement (or the Transactions contemplated hereby) or that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days, or as soon as reasonably practicable, before making any such disclosure or filing and shall afford them a reasonable opportunity to comment on such documents and disclosures, and shall consider any such reasonable comments in good faith.

Section 7.15        Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators, and representatives, provided, that this Section 7.15 shall not be deemed to permit Transfers other than in accordance with the express terms of this Agreement. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction; provided, that, after excluding the provision that is declared to be invalid or unenforceable, the remaining terms provide for the consummation of the Transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date hereof and the date this Agreement was last amended.

Section 7.16        Error; Ambiguity. Notwithstanding anything to the contrary herein, to the extent counsel to the Company Parties, the September 2029 Ad Hoc Group Advisors, or counsel to RMR identify, within four (4) Business Days following the Execution Date, any clear errors, material ambiguities, or internally inconsistent provisions within or among this Agreement, each Party hereto covenants and agrees that it will endeavor in good faith to enter into reasonable and mutually satisfactory modifications to this Agreement to remedy such errors, ambiguities, or inconsistent provisions.

Section 7.17        Joinder. Additional holders of Existing Debt and/or investment advisors, sub-advisors, or managers of funds, clients and discretionary accounts (together with their respective successors and permitted assigns) that hold Existing Debt and that have authority to bind the beneficial owners of such Existing Debt to the terms of this Agreement, as applicable, may become party to this Agreement from time to time (with the consent of the Company Parties and Required September 2029 Senior Secured Noteholders) by agreeing in writing to be bound by the terms of this Agreement by executing and delivering to the Company Parties, Latham, and September 2029 Ad Hoc Group Advisors the Joinder. Upon the prior written consent (regarding such written consent, email notice shall be sufficient) of the Company Parties and Required September 2029 Senior Secured Noteholders and upon execution and delivery of the Joinder, such Additional Consenting Creditor shall be deemed to make all of the representations, warranties, and covenants of a Consenting Creditor, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Creditor for all purposes under this Agreement as if they were originally party hereto, and this Agreement will become effective and binding as to such Additional Consenting Creditor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, all as of the day and year first written above.

112 AVE MIAMI LLC
20 MASS AVE TRS INC.
3400 PLANO TX LLC
440 FIRST STREET LLC
ACP EAST LLC
BAYSIDE PKWY FREMONT 2 LLC
BURT STREET OMAHA LLC
CLAY HOLDCO LLC
CLAY ROAD HOUSTON LLC
CRI SIR LLC
ELLIOTT AVE SEATTLE LLC
EWING HOLDCO LLC
FIRST POTOMAC DC HOLDINGS, LLC
FP 11 DUPONT CIRCLE, LLC
FP 1211 CONNECTICUT AVENUE, LLC
FP 1401 K, LLC
FP 1775 WIEHLE AVENUE, LLC
FP 540 GAITHER, LLC
FP 6310 HILLSIDE CENTER, LLC
FP 6315 HILLSIDE CENTER, LLC
FP 840 FIRST STREET, LLC
FP ATLANTIC CORPORATE PARK, LLC
FP PATUXENT PARKWAY, LLC
FP REDLAND TECHNOLOGY CENTER LLC
FP STERLING PARK LAND, LLC
GOV LAKE FAIRFAX INC.
GOV LAKEWOOD PROPERTIES TRUST
GOV NEW OPPTY LP
GOV NEW OPPTY LP REIT
GOV NEW OPPTY REIT
GOVERNMENT PROPERTIES INCOME TRUST LLC
GPT PROPERTIES LLC
GPT PROPERTIES TRUST
GRAND OAK CIRCLE TAMPA LLC
JAN DAVIS HUNTSVILLE LLC
OFFICE PROPERTIES INCOME TRUST
OPI 25 EXCHANGE LLC
OPI AL PROPERTIES LLC
OPI BND HOLDINGS TRUST
OPI BND PROPERTIES LLC
OPI NOTEX HOLDINGS TRUST
OPI NOTEX PROPERTIES LLC
OPI TRS INC.

[Company Party Signature Page to Restructuring Support Agreement]

OPI WF BORROWER LLC
OPI WF HOLDING LLC
OPI WF OWNER LLC
PRIMERICA HOLDCO LLC
SANTA CLARA (WALSH) LLC
SC MERGER SUB LLC
SCHROCK ROAD COLUMBUS LLC
SIR CAMPBELL PLACE INC.
SIR CENTENNIAL LLC
SIR COLORADO SPRINGS LLC
SIR FORT MILL LLC
SIR GP REDWOOD CITY LLC
SIR HOLDINGS CORPORATION
SIR IRVING (FREEPORT) LLC
SIR JOHNSTON LLC
SIR OMAHA LLC
SIR OPERATING PARTNERSHIP LP
SIR PARSIPPANY (JEFFERSON) LLC
SIR PHILADELPHIA LLC
SIR PROPERTIES REIT LLC
SIR PROPERTIES TRUST
SIR REDWOOD CITY LP
SIR REIT NEW BRAUNFELS LLC
SIR REIT PLANO LLC
SIR ROCKLIN (OFFICE) LLC
SIR SAN JOSE LLC
SIR SANTA CLARA LP
SIR WESTFORD LLC
TWELVE24 ATLANTA LLC
WEST JAVA SUNNYVALE LLC

By:	/s/ John R. Castellano
Name:	John R. Castellano
Title:	Chief Restructuring Officer

[Company Party Signature Page to Restructuring Support Agreement]

[Consenting Creditors’ Signature Pages Redacted]

Accepted and Agreed:

The RMR Group LLC

By:	/s/ Adam Portnoy
Name:	Adam Portnoy
Title:	President & Chief Executive Officer

[RMR Signature Page to Restructuring Support Agreement]

Exhibit A

Restructuring Term Sheet

OFFICE PROPERTIES INCOME TRUST

RESTRUCTURING TERM SHEET

This restructuring term sheet (the “Restructuring Term Sheet”) is for discussion and settlement purposes only and is subject to the provisions of Rule 408 of the Federal Rules of Evidence and other applicable statutes, rules, and doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Restructuring Term Sheet and the information contained herein is strictly confidential and is subject to the confidentiality agreements entered into by the recipients of this Restructuring Term Sheet and the Company Parties (as defined below), and may not be shared with any third-party other than as set forth in the confidentiality agreements or without the express prior written consent of Latham & Watkins LLP on behalf of the Company Parties and White & Case LLP on behalf of the September 2029 Ad Hoc Group (as defined below).

This Restructuring Term Sheet is not intended (and should not be construed) to create any rights in favor of any person or entity, any liability on the part of any person or entity, or any obligation (including any obligation to consummate any transaction or to continue discussions or negotiations with respect to any transaction) on the part of any person or entity, with respect to any matter. The Parties (as defined below) shall have no obligation to consummate a transaction unless and until definitive written agreements setting forth the terms of such transaction are executed and delivered by the Parties and then the Parties’ obligations will be only as set forth in such agreements.

This Restructuring Term Sheet does not constitute (nor shall it be construed as) an offer with respect to any securities or a solicitation of acceptances or rejections as to any chapter 11 plan, it being understood that such a solicitation, if any, will only be made in compliance with applicable provisions of securities, bankruptcy, and any other applicable laws.

Overview of Restructuring Transaction
Parties

Office Properties Income Trust (the “Parent”) and certain of its subsidiaries listed on the signature pages to the Restructuring Support Agreement (collectively, the “Company Parties” or “Debtors”).[1]

An ad hoc group of holders (the “September 2029 Ad Hoc Group” or “Plan Sponsors” and, together with the Company Parties, the “Parties”) of the Original September 2029 Senior Secured Notes (as defined below).

Transactions

The restructuring contemplated herein (the “Transactions”) will be consummated through a voluntary chapter 11 filing of the Debtors in the United States Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Cases”) and confirmation of a plan of reorganization on the terms described herein, and which will otherwise be acceptable to each of the Plan Sponsors and the Debtors (as may be amended, modified, or supplemented in accordance with the terms thereof, the “Plan”) in accordance with the terms of this Restructuring Term Sheet.

The Parties shall negotiate this Restructuring Term Sheet and enter into the Restructuring Support Agreement prior to the Petition Date. The Transactions shall be subject to the Definitive Documents, the terms of the Restructuring Support Agreement (including the exhibits thereto), and the consent rights set forth therein.

[1]	Capitalized terms used but not otherwise defined in this Restructuring Term Sheet shall have the meanings ascribed to such terms in the Restructuring Support Agreement.

Petition Date	October 30, 2025 (the “Petition Date”).
Debtor-in-Possession Financing

The members of the September 2029 Ad Hoc Group and any other holder of the Original September 2029 Senior Secured Notes that elects to participate and executes a joinder to the Restructuring Support Agreement (collectively, the “DIP Lenders”) shall provide the Debtors with a postpetition debtor-in-possession financing facility (the “DIP Facility” and, the claims on account thereof, including, without limitation, principal, interest, and fees, the “DIP Claims”), in an aggregate principal amount of $125 million (subject to upsizing to address the Debtors cash funding requirements addressed by the Equity Rights Offerings described below) to fund the Debtors’ operations and administrative expenses during the Chapter 11 Cases, of which $10 million shall be available and drawn in full into the Segregated Account (as defined in the DIP Documents) subject to the closing conditions set forth in the DIP Documents immediately following entry of an interim order approving the DIP Facility and $115 million shall be available and drawn in full into the Segregated Account subject to the closing conditions set forth in the DIP Documents immediately following entry of a final order approving the DIP Facility (the “DIP Loans”).

The DIP Facility shall be backstopped by the September 2029 Ad Hoc Group’s steering committee, comprised of Helix Partners Management LP and Redwood Capital Management LLC. The DIP Facility will be syndicated and made available to each holder of the Original September 2029 Senior Secured Notes based upon such holder’s pro rata share of the Original September 2029 Senior Secured Notes, and so long as such holder executes a joinder to the Restructuring Support Agreement. To the extent a holder of the Original September 2029 Senior Secured Notes participates in providing the DIP Facility, such participating holder shall have priority over all non-participating holders of Original September 2029 Senior Secured Notes in making the September 2029 Recovery Election (as defined below).

The Plan shall provide that the DIP Loans shall be satisfied on the effective date of the Plan (the “Plan Effective Date”) as set forth in the “DIP Claims” section of this Term Sheet.

Additional terms regarding the DIP Facility, including with respect to economics, priority and collateral, the use of cash collateral, adequate protection of prepetition secured parties, stipulations, challenge, releases, and waivers, are set forth in the DIP Term Sheet annexed hereto as Annex 1 and the proposed DIP Orders, as applicable.

2

Existing Capital Structure

UBS Loan Agreement: That certain Loan Agreement, dated as of September 13, 2023, by and among UBS AG, as lender, and Clay Ave Waco LLC and Primerica Pkwy GA LLC, collectively, as borrowers, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof (the “UBS Loan Agreement”).

JPM Loan Agreements: That certain (a) Loan Agreement, dated as of August 8, 2023, by and between JPMorgan Chase Bank, National Association (“JPM”), as lender, and Echelon Pkwy MS LLC, as borrower; (b) Loan Agreement, dated as of June 30, 2023, by and between JPM, as lender, and Rio Robles CA LLC, as borrower; (c) Loan Agreement, dated as of June 23, 2023, by and between JPM, as lender, and Sterling Park LLC, as borrower; (d) Loan Agreement, dated as of May 25, 2023, by and between JPM, as lender, and 3300 75th Avenue LLC, as borrower; and (e) Loan Agreement, dated as of June 27, 2023, by and between JPM, as lender, and Ewing Boulevard LLC, as borrower, each as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof (collectively, the “JPM Loan Agreements,” together with the UBS Loan Agreement, the “Mortgage Loan Agreements,” and the loans thereunder, the “Mortgage Debt”).

Secured Credit Facility: The secured credit facility (the “Secured Credit Facility”) provided for under that certain Second Amended and Restated Credit Agreement, dated as of January 29, 2024, by and among OPI WF Borrower LLC, OPI WF Holdings LLC, Office Properties Income Trust, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”).

March 2029 Senior Secured Notes: Those certain 9.000% Senior Secured Notes due 2029, issued pursuant to that certain Indenture, dated as of February 12, 2024, by and among Office Properties Income Trust, the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee and collateral agent (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “March 2029 Senior Secured Notes”).

September 2029 Senior Secured Notes: Those certain 9.000% Senior Secured Notes due 2029, issued pursuant to (a) that certain Indenture, dated as of June 20, 2024, by and among Office Properties Income Trust, the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof (the “Original September 2029 Senior Secured Notes”) and (ii) that certain Indenture, dated as of October 8, 2024, by and among Office Properties Income Trust, the subsidiary guarantors parties thereto, and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof (the “Subsequent September 2029 Senior Secured Notes” and, together with the Original September 2029 Senior Secured Notes, the “September 2029 Senior Secured Notes”).

2027 Senior Secured Notes: Those certain 3.250% Senior Secured Notes due 2027, issued pursuant to that certain Indenture, dated as of December 11, 2024, by and among Office Properties Income Trust, the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof (the “2027 Senior Secured Notes”).

2030 Priority Guaranteed Unsecured Notes: Those certain 8.000% Senior Priority Guaranteed Unsecured Notes due 2027, issued pursuant to that certain Indenture, dated as of March 12, 2025, by and among Office Properties Income Trust, the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof (the “Priority Guaranteed Unsecured Notes”).

2026 Unsecured Notes: Those certain 2.650% Senior Notes due 2026, issued pursuant to that certain Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as Office Properties Income Trust) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof (the “2026 Unsecured Notes”).

2027 Unsecured Notes: Those certain 2.400% Senior Notes due 2027, issued pursuant to that certain Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as Office Properties Income Trust) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof (the “2027 Unsecured Notes”).

2031 Unsecured Notes: Those certain 3.450% Senior Notes due 2031, issued pursuant to that certain Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as Office Properties Income Trust) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof (the “2031 Unsecured Notes”).

2050 Unsecured Notes: Those certain 6.375% Senior Notes due 2050, issued pursuant to that certain Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as Office Properties Income Trust) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof (the “2050 Unsecured Notes” and, collectively with the 2026 Unsecured Notes, the 2027 Unsecured Notes, and the 2031 Unsecured Notes, the “Unsecured Notes”).

3

Reorganized Pro Forma Capital Structure

The reorganized Debtors (the “Reorganized Debtors”) would emerge from chapter 11 with approximately $1.322 billion of aggregate funded indebtedness subject to reduction on account of any distributions of Excess Cash as defined and on the terms herein consisting of the following:

(a)   $177.3 million in refinanced or otherwise unimpaired Mortgage Debt (the “New Mortgage Debt”);

(b)   $425 million in refinanced or otherwise unimpaired Secured Credit Facility obligations (the “New Secured Credit Facility”);

(c)   $300 million in refinanced or otherwise unimpaired March 2029 Senior Secured Notes (the “New March 2029 Senior Secured Notes”); and

(d)   $420 million of secured notes (the “Secured Exit Notes”) to be issued on the Plan Effective Date, on the terms and conditions set forth in the Secured Exit Notes Term Sheet annexed hereto as Annex 2.

The total enterprise value of the Reorganized Debtors (excluding, for the avoidance of doubt, the total value of the 2027 Senior Secured Notes First Lien Collateral (as defined below)) implied under the Plan shall be set at $1.70 billion, which shall be reduced by the aggregate amount of the New Mortgage Debt, the New Secured Credit Facility, the New March 2029 Senior Secured Notes, and the Secured Exit Notes to arrive at the equity value of the Reorganized Debtors implied under the Plan (the “Plan Equity Value”).

Means of Implementation

In addition to seeking standard first day relief, the Debtors will, on or after the Petition Date, file an adversary proceeding seeking the disallowance of any unamortized original issue discount (after giving effect to the provisions of the Bankruptcy Code) (the “OID”) associated with the 2027 Senior Secured Notes as of the Petition Date (the “2027 Senior Secured Notes Claims Challenge”). The pleadings asserting the 2027 Senior Secured Notes Claims Challenge shall reserve the Debtors’ rights to seek additional disallowance of the obligations incurred, and the invalidation of the security interests granted, in connection with the 2027 Senior Secured Notes.

The Debtors shall seek Bankruptcy Court approval to sell certain properties to optimize the Company Parties’ real estate portfolio, as mutually agreed to between the Required Consenting September 2029 Senior Secured Noteholders and the Debtors.

4

Equity Rights Offering

Except to the extent that the below cash funding needs are addressed through upsizing the DIP Facility, in connection with the Restructuring and in accordance with the Equity Rights Offering Procedures[2] and the Plan, the Parent will offer to:

(a)    each holder of an Allowed Unsecured Notes Claim, Allowed 2027 Unsecured Claim, and Allowed September 2029 Unsecured Claim that is either (i) a “qualified institutional buyer” (a “QIB”), as such term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) an “accredited investor” (an “AI”) within the meaning of Rule 501 under the Securities Act, in each case, as of the Applicable Times (as defined below) (collectively, the “Eligible Offerees”), the right to purchase pursuant to applicable exemptions from registration under the Securities Act and/or section 1145 of the Bankruptcy Code (collectively, the “ERO A Subscription Rights”) Reorganized Common Equity in an amount up to the ERO A Cap[3] (subject to dilution on account of the 2% of Reorganized Common Equity initially issued upon the occurrence of the Plan Effective Date (the “Initial Equity Compensation”) pursuant to a management incentive plan (the “MIP”) subject to the terms of the management agreements term sheet annexed hereto as Annex 3[4] at the Plan Equity Value (such transactions, “ERO A”); and

(b)   each holder of an allowed Unsecured Notes Claim that is an Eligible Offeree the right to purchase pursuant to applicable exemptions from registration under the Securities Act and/or section 1145 of the Bankruptcy Code (collectively, the “ERO B Subscription Rights” and, together with the ERO A Subscription Rights, the “Subscription Rights”) no more than $25 million of Reorganized Common Equity (subject to dilution by the Initial Equity Compensation) at the Plan Equity Value (such transactions, “ERO B” and, together with ERO A, the “Equity Rights Offerings”).

The cash proceeds of ERO A, if any, shall only be used to satisfy any amounts arising from or relating to the Debtors’ emergence from the Chapter 11 Cases (the “Exit Costs”), including, without limitation, unpaid professional fees and expenses, contract cure costs, and administrative expenses. The cash proceeds of ERO B (the “ERO B Proceeds”) shall be used to satisfy DIP Claims as set forth in the “DIP Claims” section of this Restructuring Term Sheet.

Each holder of an allowed Unsecured Notes Claim, Allowed 2027 Unsecured Claim, and Allowed September 2029 Unsecured Claim, as applicable, that is an Eligible Offeree both (A) at the time the Subscription Rights are exercised and (B) as of 5:00 p.m. prevailing Eastern Time on the termination date of the Equity Rights Offerings (clauses (A) and (B), the “Applicable Times”) that properly exercises its right to purchase Reorganized Common Equity in accordance with the Equity Rights Offering Procedures and the Plan shall receive its pro rata share of Reorganized Common Equity issuable in the Equity Rights Offerings on the Plan Effective Date. For the avoidance of doubt, each such Eligible Offeree may exercise all or a portion of its Subscription Rights but, upon exercising its Subscription Rights, such Eligible Offeree shall be committed to participate for its full amount of exercised Subscription Rights in the Equity Rights Offerings, and will receive Reorganized Common Equity following payment in cash therefor as set forth in the Equity Rights Offering Procedures.

Each holder of an allowed Unsecured Notes Claim, Allowed 2027 Unsecured Claim, and Allowed September 2029 Unsecured Claim, as applicable, may not transfer such Claim after exercising any Subscription Rights on account of such Claim. Subscription Rights shall not be separately transferable from the allowed Unsecured Notes Claim, Allowed 2027 Unsecured Claim, or Allowed September 2029 Unsecured Claim, as applicable.

The ERO A Subscription Rights shall have oversubscription rights for participating Eligible Offerees. The ERO B Subscription Rights shall not have any oversubscription rights.

RMR Management Agreements	To be agreed by the Parties in amended management agreements, with terms and conditions as set forth in the term sheet attached hereto as Annex 3.

[2]	“Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering approved by the Bankruptcy Court.

[3]	The maximum amount of ERO A (the “ERO A Cap”) shall equal (a) the aggregate amount of Exit Costs (as defined herein) less (b) the amount of unrestricted cash of the Debtors as of the Plan Effective Date in excess of the amount required by the Reorganized Debtors for working capital purposes (the “Working Capital Requirement”). For purposes of clarity, after establishing an appropriate reserve to satisfy the Working Capital Requirement, any remaining unrestricted cash of the Debtors or Reorganized Debtors (as applicable) shall be used to satisfy Exit Costs; provided, that, to the extent unrestricted cash as of the Plan Effective Date is in excess of the Exit Costs and the Working Capital Requirement (the “Excess Cash”), such Excess Cash will be used on the Plan Effective Date to be agreed upon by the Parties to pay down prepetition secured debt or Secured Exit Notes in a manner to reduce pro forma interest expense. The ERO A Cap shall be disclosed in the procedures and subscription materials to be used in connection with ERO A.

[4]	Implementation mechanics to be agreed by the Parties and set forth in the Plan.

5

Governance	The board of directors, board of managers, board of trustees, or such similar governing body of reorganized Parent shall, as of the Plan Effective Date, be composed of (a) six (6) individuals appointed by the September 2029 Ad Hoc Group and (b) one (1) individual appointed by RMR.
Public Company / Private Company / SEC Reporting Status	To be agreed by the Parties.
Treatment of Claims and Interests
Unclassified Non-Voting Claims
Administrative and Priority Claims	Each holder of an allowed administrative claim or priority claim shall receive treatment in a manner consistent with sections 1129(a)(9) and 1129(a)(9)(C) of the Bankruptcy Code.
DIP Claims

In full and final satisfaction, settlement, release, and discharge of all allowed DIP Claims, the DIP Claims shall receive the following treatment on the Plan Effective Date:

(a)   To the extent ERO B is solicited, up to $25 million of the allowed DIP Claims shall receive such claims’ pro rata share of any ERO B Proceeds pursuant to the “Equity Rights Offerings” section of this Restructuring Term Sheet;

(b)   The remaining DIP Claims not otherwise satisfied by the distribution of ERO B Proceeds under subsection (a) above, shall receive, at the sole discretion of the Debtors or the Reorganized Debtors (as applicable), cash or Reorganized Common Equity (subject to dilution by the Initial Equity Compensation) at a 37% discount to the Plan Equity Value; and

(c)   Notwithstanding the foregoing, each allowed DIP Claim on account of fees under the DIP Facility shall receive, at the sole discretion of the Debtors or the Reorganized Debtors (as applicable), (i) with respect to the Anchor Capital Commitment Fee and Exit Fee (each as defined in the DIP Documents), cash or Reorganized Common Equity (subject to dilution by the Initial Equity Compensation) at the Plan Equity Value and (ii) with respect to the Upfront Fee (as defined in the DIP Documents), cash or Reorganized Common Equity (subject to dilution by the Initial Equity Compensation) at a 37% discount to the Plan Equity Value.

To the extent the Restructuring Support Agreement is terminated, all allowed DIP Claims shall be paid in full in cash and the Debtors and Reorganized Debtors (as applicable) shall not have the option to distribute Reorganized Common Equity in full or partial satisfaction of such DIP Claims, notwithstanding anything to the contrary herein.

6

Classified Claims and Interests
Mortgage Debt Claims	In full and final satisfaction, settlement, release, and discharge of each allowed claim arising under the Mortgage Loan Agreements (the “Mortgage Debt Claims”), such allowed claim shall be (a) paid in full in cash (including interest at the non-default contract rate through the Plan Effective Date) with the proceeds of the New Mortgage Debt or (b) otherwise unimpaired.
Secured Credit Facility Claims	In full and final satisfaction, settlement, release, and discharge of each allowed claim arising under the Secured Credit Facility (the “Secured Credit Facility Claim”), such allowed claim shall be (a) paid in full in cash (including interest at the non-default contract rate through the Plan Effective Date) with the proceeds of the New Secured Credit Facility or (b) otherwise unimpaired.
March 2029 Senior Secured Notes Claims	In full and final satisfaction, settlement, release, and discharge of each allowed claim on account of the March 2029 Senior Secured Notes, such allowed claim shall be (a) paid in full in cash (including interest at the non-default contract rate through the Plan Effective Date) with the proceeds of the New March 2029 Senior Secured Notes or (b) otherwise unimpaired.
2027 Senior Secured Notes Claims

Claims on account of the 2027 Senior Secured Notes (the “2027 Senior Secured Notes Claims”) shall consist of the following in the aggregate (such aggregate amount, the “2027 Senior Secured Notes Claim Amount”):

(a)    the outstanding principal amount of the 2027 Senior Secured Notes as of the Petition Date, less (i) (1) any unamortized OID associated with the 2027 Senior Secured Notes as of the Petition Date, (2) any additional amounts disallowed in connection with the 2027 Senior Secured Notes Claims Challenge, and (3) any interest paid to holders of the 2027 Senior Secured Notes agreed to by the Parties or otherwise determined by the Bankruptcy Court to be a reduction in the principal amount of the 2027 Senior Secured Notes; and

(b)   any unamortized OID associated with the 2027 Senior Secured Notes as of the Petition Date that, following the Debtors’ prosecution of the 2027 Senior Secured Notes Claims Challenge, is ultimately allowed by final order of the Bankruptcy Court pursuant to the provisions of the Bankruptcy Code.

The 2027 Senior Secured Notes Claims shall be allowed as secured claims under section 506(a) of the Bankruptcy Code in the amount that is the lesser of (i) the 2027 Senior Secured Notes Claim Amount and (ii) the total value of the 2027 Senior Secured Notes First Lien Collateral[5] where the security interest with respect of such collateral has not been invalidated by the Bankruptcy Court (the “Allowed 2027 Senior Secured Notes Claim Amount” and, such claims, the “Allowed 2027 Senior Secured Notes Claims”). In full and final satisfaction, settlement, release, and discharge of each Allowed 2027 Senior Secured Notes Claim, each holder of such claim shall receive its pro rata share of the following consideration, which shall have an aggregate value equal to the Allowed 2027 Senior Notes Claim Amount: (1) in consultation with the Required Consenting September 2029 Senior Secured Noteholders and at the sole discretion of the Debtors or the Reorganized Debtors (as applicable), certain properties or other assets that are 2027 Senior Secured Notes First Lien Collateral and/or (2) on the agreement of the Debtors or the Reorganized Debtors (as applicable) and the Required Consenting September 2029 Senior Secured Noteholders, cash, takeback debt, or a combination thereof.

To the extent a 2027 Senior Secured Notes Claim is determined to be an unsecured claim pursuant to sections 502 and 506(a) of the Bankruptcy Code or similar provision, such claim shall be an “Allowed 2027 Unsecured Claim” and shall be allowed in an aggregate amount equal to the difference between the 2027 Senior Secured Notes Claim Amount and the Allowed 2027 Senior Secured Notes Claim Amount.

In full and final satisfaction, settlement, release, and discharge of any Allowed 2027 Unsecured Claim, each holder of any such claim shall receive, on account of any such claim, its pro rata share of (A) any Reorganized Common Equity after accounting for Reorganized Common Equity issued pursuant to the Equity Rights Offerings, if any, and in satisfaction of the DIP Claims and the Allowed September 2029 Senior Secured Notes Claims, subject to dilution by the Initial Equity Compensation and (B) to the extent such holder is an Eligible Offeree as of the Applicable Times and ERO A is solicited, the right to purchase Reorganized Common Equity (subject to dilution by the Initial Equity Compensation) at the Plan Equity Value in ERO A on account of all Allowed 2027 Unsecured Claims in accordance with the Equity Rights Offering Procedures and the Plan.

[5]	“2027 Senior Secured Notes First Lien Collateral” means “First Lien Pledged Collateral” under and defined in that certain Pledge Agreement, dated as of December 11, 2024, by and among the Parent, the direct and indirect subsidiaries of the Parent parties thereto, and U.S. Bank Trust Company, National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

7

September 2029 Senior Secured Notes Claims

On the Plan Effective Date, claims on account of the September 2029 Senior Secured Notes (the “September 2029 Senior Secured Notes Claims”) shall be settled under the Plan as secured claims pursuant to section 506(a) of the Bankruptcy Code in an aggregate amount equal to (a) the total value of the “First Lien Pledged Collateral” and any residual value (after accounting for senior security interests) of the “Second Lien Pledged Collateral,” each under and defined in the September 2029 Senior Secured Notes Pledge Agreements, less (b)(1) any unamortized OID associated with the September 2029 Senior Secured Notes disallowed by the Bankruptcy Court and (2) any interest paid to holders of the September 2029 Senior Secured Notes agreed to by the Parties or otherwise determined by the Bankruptcy Court to be a reduction in the principal amount of the September 2029 Senior Secured Notes (the “Allowed September 2029 Senior Secured Notes Claim Amount” and, such claims, the “Allowed September 2029 Senior Secured Notes Claims”).[6]

In full and final satisfaction, settlement, release, and discharge of each Allowed September 2029 Senior Secured Notes Claim, each holder of such claim shall, subject to the September 2029 Recovery Election, receive its pro rata share of Secured Exit Notes totaling $420 million and Reorganized Common Equity at the Plan Equity Value valued at $98 million in the aggregate. The Reorganized Common Equity issued as consideration for the September 2029 Senior Secured Notes Claim shall not be diluted by the Initial Equity Compensation.

In terms of the form of consideration, first, each holder of an Allowed September 2029 Senior Secured Notes Claim shall be entitled to its pro rata share of $300 million of Secured Exit Notes. With respect to the remainder of distributions on account of Allowed September 2029 Senior Secured Notes Claims, which is comprised of (1) $120 million in Secured Exit Notes and (2) $98 million of Reorganized Common Equity, each holder of an Allowed September 2029 Senior Secured Notes Claim shall have the right to elect to receive the balance of its Allowed September 2029 Senior Secured Notes Claim recovery in Secured Exit Notes, Reorganized Common Equity, or a combination thereof (the “September 2029 Recovery Election”).[7] As among the holders of Original September 2029 Senior Secured Notes, such holders that are also DIP Lenders shall have priority in making the September 2029 Recovery Election over all holders of Original September 2029 Senior Secured Notes that are not DIP Lenders; provided, however, the foregoing election priority among holders of Original September 2029 Senior Secured Notes shall not apply to holders of Subsequent September 2029 Senior Secured Notes, and shall not affect or impair distributions on account of September 2029 Recovery Elections properly submitted by such holders of Subsequent September 2029 Senior Secured Notes. To the extent that properly submitted September 2029 Recovery Elections result in an oversubscription of the Secured Exit Notes or Reorganized Common Equity, then each holder that made an election selecting the oversubscribed security shall receive its pro rata share of such oversubscribed security, with the balance being satisfied with the non-oversubscribed security. For purposes of clarity, each holder of an Allowed September 2029 Senior Secured Notes Claim will receive an equal distribution in terms of value provided under the Plan. Such September 2029 Recovery Election shall be made in connection with solicitation of the Plan.

To the extent a September 2029 Senior Secured Notes Claim is determined to be an unsecured claim pursuant to section 506(a) of the Bankruptcy Code or similar provision, such claim shall be an “Allowed September 2029 Unsecured Claim” and allowed in an aggregate amount equal to the difference between the outstanding principal amount of the September 2029 Senior Secured Notes as of the Petition Date and the Allowed September 2029 Senior Secured Notes Claim Amount, net of any unamortized OID associated with the September 2029 Senior Secured Notes disallowed by the Bankruptcy Court.

In full and final satisfaction, settlement, release, and discharge of each Allowed September 2029 Unsecured Claim, each holder of such claim shall receive its pro rata share of (a) any Reorganized Common Equity after accounting for Reorganized Common Equity issued pursuant to the Equity Rights Offerings, if any, and in satisfaction of the DIP Claims, the Allowed September 2029 Senior Secured Notes Claims, the Allowed 2027 Unsecured Claim, and/or the allowed Priority Guaranteed Unsecured Note Claims (up to the distributable value remaining at the issuers of such claims) (the “Remaining Reorganized Common Equity”), subject to dilution by the Initial Equity Compensation and (b) to the extent such holder is an Eligible Offeree as of the Applicable Times, the right to purchase Reorganized Common Equity (subject to dilution by the Initial Equity Compensation) at the Plan Equity Value in ERO A on account of all Allowed September 2029 Unsecured Claims in accordance with the Equity Rights Offering Procedures and the Plan.

[6]	“September 2029 Senior Secured Notes Pledge Agreements” means, collectively, (a) that certain Pledge Agreement, dated as of June 20, 2024, by and among the Parent, the direct and indirect subsidiaries of the Parent parties thereto, and U.S. Bank Trust Company, National Association and (b) that certain Pledge Agreement, dated as of October 8, 2024, by and among the Parent, the direct and indirect subsidiaries of the Parent parties thereto, and U.S. Bank Trust Company, National Association, each as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

[7]	The election procedures and related mechanics to be agreed by the Parties and documented in the solicitation materials in connection with the Plan.

8

Priority Guaranteed Unsecured Notes Claims	In full and final satisfaction, settlement, release, and discharge of each allowed claim on account of the Priority Guaranteed Unsecured Notes (a “Priority Guaranteed Unsecured Notes Claim”), each holder of such claim shall receive its pro rata share of any Reorganized Common Equity (up to the distributable value remaining at the issuers of such claims) after accounting for Reorganized Common Equity issued pursuant to the Equity Rights Offerings, if any, and in satisfaction of the DIP Claims and the Allowed September 2029 Senior Secured Notes Claims, subject to dilution by the Initial Equity Compensation.
Unsecured Notes Claims	In full and final satisfaction, settlement, release, and discharge of each allowed claim on account of the Unsecured Notes (an “Unsecured Notes Claim”), each holder of such allowed claim shall receive (a) its pro rata share of Remaining Reorganized Common Equity (subject to dilution by the Initial Equity Compensation) in a manner consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code and (b) to the extent such holder is an Eligible Offeree as of the Applicable Times, the right to purchase Reorganized Common Equity (subject to dilution by the Initial Equity Compensation) at the Plan Equity Value in the Equity Rights Offerings in accordance with the Equity Rights Offering Procedures and the Plan.
Other General Unsecured Claims Against Parent	In full and final satisfaction, settlement, release, and discharge of each allowed General Unsecured Claim[8] against the Parent, each holder of such allowed claim shall receive treatment in a manner consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
Other General Unsecured Claims Against Subsidiary Debtors	In full and final satisfaction, settlement, release, and discharge of each allowed General Unsecured Claim against Debtors that are subsidiaries of the Parent (the “Subsidiary Debtors”), each holder of such allowed claim shall receive distributions of Remaining Reorganized Common Equity based on the distributable value, if any, of such Debtor subsidiaries after the payment in full of all senior claims.
Equity Interests in Parent	On the Plan Effective Date, all equity interests in the Parent shall be cancelled, released, discharged, and extinguished and shall be of no further force or effect, and holders of such interests shall not receive any distribution on account thereof.
Section 510(b) Claims	On the Plan Effective Date, all Section 510(b) Claims[9] shall be cancelled, released, discharged, and extinguished and shall be of no further force or effect, and holders of Section 510(b) Claims shall not receive any distribution on account of such Section 510(b) Claims.

[8]	“General Unsecured Claims” means any claim (other than administrative claims, priority claims, Allowed 2027 Unsecured Claims, Allowed September 2029 Unsecured Claims, Priority Guaranteed Unsecured Notes Claims, and Unsecured Notes Claims) against the Debtors that are non-priority and unsecured.

[9]	“Section 510(b) Claims” means any claim against the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim arising out of or related to any agreement for the purchase or sale of securities of the Debtors or any of its affiliates or any agreements related or ancillary to such agreement for the purchase or sale of securities of the Debtors or any of its affiliates.

9

Other Terms
No Substantive Consolidation	There shall be no substantive consolidation of the Debtors or their estates.
Section 510 Subordination	All subordination provided for in any prepetition agreements or pursuant to section 510 of the Bankruptcy Code shall be enforced and given their prepetition effect.
Releases / Exculpation	Subject to the Debtors’ ongoing investigation, the Plan shall contain customary releases (including with respect to the members of the September 2029 Ad Hoc Group and their professionals) and exculpation provisions.
Discharge / Injunction	The Plan shall contain customary discharge and injunctive provisions.
Treatment of Executory Contracts and Unexpired Leases

The Plan shall provide that any executory contracts and unexpired leases that are not rejected as of the Plan Effective Date, either pursuant to the Plan or a separate motion, shall be deemed assumed by the Debtors.

The Debtors shall provide the September 2029 Ad Hoc Group with a schedule of executory contracts and cure amounts. The assumption, assignment, or rejection of executory contracts or unexpired leases shall require the reasonable consent of the September 2029 Ad Hoc Group.

Indemnification of Prepetition Directors, Officers, Managers, Trustee, et al.	All indemnification obligations in place as of the Plan Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, trustees, attorneys, accountants, investment bankers, and other professionals of the Debtors shall be assumed and remain in full force and effect after the Plan Effective Date, and shall survive unimpaired and unaffected, irrespective of when such obligation arose, as applicable. To the extent necessary, the governance documents adopted as of the Plan Effective Date shall include provisions to give effect to the foregoing.
Director, Officer, Manager, and Trustee Tail Coverage	On the Plan Effective Date, the Debtors shall be deemed to have assumed all unexpired directors’, managers’, trustees’, and officers’ liability insurance policies (including any “tail policy” on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage), and the Debtors shall obtain any insurer consents required to assume such policies.

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Tax Matters	The Parties shall cooperate in good faith to implement the Transactions in a tax-efficient manner for the Parties.
Conditions Precedent to the Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the following conditions shall have been satisfied or waived (in accordance with customary waiver provisions to be contained in the Plan):

(a)   The Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

(b)   the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with and subject to the consent rights set forth in the Restructuring Support Agreement and the Confirmation Order shall not be subject to a stay pending appeal;

(c)   all documentation necessary for the issuance of the Reorganized Common Equity shall have been executed and delivered by the Reorganized Parent;

(d)   the Secured Exit Notes shall have been issued and the 2027 Senior Secured Notes and the September 2029 Senior Secured Notes shall have been cancelled;

(e)   the Reorganized Common Equity shall have been issued and the Unsecured Notes shall have been cancelled;

(f)   the Definitive Documents shall (i) be consistent with the Restructuring Support Agreement and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement, (ii) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties, and (iii) be adopted on terms consistent with the Restructuring Support Agreement and this Restructuring Term Sheet;

(g)   all conditions set forth in the Definitive Documents shall have been satisfied or waived in accordance with their terms; and

(h)   the professional fee escrow shall have been established and funded in full in cash.

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Case Milestones

The Debtors shall comply with the following milestones (and the documents and orders related to all such milestones shall be in form and substance acceptable to the Required Consenting September 2029 Senior Secured Noteholders), which may be extended or waived with the prior written consent (email shall suffice, including from respective counsel) of the Debtors and the Required Consenting September 2029 Senior Secured Noteholders:

(a)   The interim order approving the DIP Facility shall be entered by no later than 3 business days following the Petition Date.

(b)   By no later than 4 business days following the Petition Date, the Debtors shall have filed the 2027 Senior Secured Notes Claims Challenge.

(c)   By no later than 35 calendar days following the Petition Date, the Debtors shall have filed a Disclosure Statement and Plan, in each case in accordance with the terms of the Restructuring Support Agreement.

(d)   By no later than 50 calendar days following the Petition Date, the Bankruptcy Court shall have entered the final order approving the DIP Facility.

(e)   By no later than 75 calendar days following the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement and solicitation procedures for the Plan.

(f)   By no later than 150 calendar days following the Petition Date, the Bankruptcy Court shall have entered an order with respect to the 2027 Senior Secured Notes Claims Challenge.

(g)   By no later than 175 calendar days following the Petition Date, the Bankruptcy Court shall have entered an order confirming the Plan.

(h)   By no later than 185 calendar days following the Petition Date, the Plan Effective Date shall have occurred.

For the avoidance of doubt, any Debtor’s failure to meet a milestone with respect to a hearing date as a result of the Bankruptcy Court’s availability shall not constitute a breach of the Debtors’ obligations under the Definitive Documents so long as the Debtors seek the approval of the Bankruptcy Court, as necessary, as soon as the Bankruptcy Court is available.

Binding Nature	The terms of this Restructuring Term Sheet shall be set forth in Definitive Documents and shall be binding on the Company Parties, the Debtors, and the Reorganized Debtors, as applicable, including any and all successors, assigns, or trustees.

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Annex 1

DIP Term Sheet

OFFICE PROPERTIES INCOME TRUST
Debtor-in-Possession Term Loan Facility
Summary of Terms and Conditions

This Term Sheet is for discussion and settlement purposes only and is subject to the provisions of Rule 408 of the Federal Rules of Evidence and other applicable statutes, rules, and doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet and the information contained herein is strictly confidential and shall not be shared with any other party without the express prior written consent of White & Case LLP on behalf of the September 2029 Ad Hoc Group.

This Term Sheet is not intended to create any rights in favor of any person or entity, any liability on the part of any person or entity, or any obligation (including any obligation to consummate any transaction or to continue discussions or negotiations with respect to any transaction) on the part of any person or entity, with respect to any matter. The parties shall have no obligation to consummate a transaction unless and until definitive written agreements setting forth the terms of such transaction are executed and delivered by the parties and then the parties’ obligations will be only as set forth in such agreements.

This Term Sheet does not constitute (nor shall it be construed as) an offer with respect to any securities or a solicitation of acceptances or rejections as to any chapter 11 plan, it being understood that such a solicitation, if any, will only be made in compliance with applicable provisions of securities, bankruptcy, and any other applicable laws. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement (the “RSA”) described in the Restructuring Term Sheet to which this DIP Term Sheet is attached.

Borrower:

Office Properties Income Trust (the “Borrower”), as a debtor and debtor-in-possession in a case (together with the cases of certain of its controlled subsidiaries, as debtors and debtors-in-possession, the “Cases”, and the Borrower and such controlled subsidiaries, the “Debtors”) under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) that is to be commenced in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (the date of the commencement of the Cases, the “Petition Date”).

Guarantors:

The Borrower and each of its existing and future, direct and indirect subsidiaries that are Debtors in the Cases (other than OPI WF Holding LLC, OPI WF Borrower LLC, OPI WF Owner LLC and 440 First Street LLC (collectively, the “Credit Facility Loan Parties”)) (the “Guarantors”, and together with the Borrower, the “DIP Loan Parties”). All DIP Obligations of the Borrower under the DIP Facility (as defined below) will be unconditionally guaranteed on a joint and several basis by the Guarantors.

DIP Administrative & Collateral Agent:	Acquiom Agency Services LLC (the “DIP Agent”).
Backstop Mechanics:

Helix Partners Management LP and Redwood Capital Management LLC, in each case, on behalf of certain funds and accounts which they manage or advise (the “Ad Hoc Group SteerCo”) shall backstop the full amount of the DIP Facility. The DIP Facility shall be syndicated and made available to all holders of the Original September 2029 Secured Notes (as defined below), based upon their pro rata share of the Original September 2029 Secured Notes and pursuant to the procedures set forth in Annex A (DIP Facility Syndication Procedures) hereto (as may be amended with the consent of the Debtors and the Required Lenders, the foregoing procedures, the “Backstop Mechanics” and the lenders that participate in funding the DIP Facility, the “DIP Lenders”).

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Type and Amount of the DIP Facility:

A non-amortizing multiple draw secured term loan facility (the “DIP Facility”, the definitive documentation for which facility shall, except as otherwise set forth herein, give due regard to the debtor-in-possession financing nature of the DIP Facility, the “Definitive Documentation”) in an aggregate principal amount of $125 million to fund operations and administrative expenses during the Cases, of which $10 million shall be available and drawn in full into the Segregated Account (as defined below) (subject to the closing conditions set forth in the Definitive Documentation) immediately following entry of the Interim Order (as defined below) (the “Interim Loan”) and $115 million shall be available and drawn in full into the Segregated Account (subject to the closing conditions set forth in the Definitive Documentation) immediately following entry of the Final Order (as defined below) (the “Final Loan”) (the DIP Lenders’ commitments under the DIP Facility, the “DIP Commitments”; and the loans under the DIP Facility, the “DIP Loans”). The borrowing of DIP Loans shall permanently decrease the DIP Commitments, and DIP Loans repaid may not be reborrowed.

Segregated Account:

Proceeds of the DIP Facility will be deposited into a segregated account of the Borrower (the “Segregated Account”), which will be subject to the liens and security interests securing the DIP Facility on a first priority basis and subject to a deposit account control agreement (a “DACA”) in favor of the DIP Agent. The terms of the DACA shall permit the DIP Loan Parties to retain full control over the Segregated Account, and any restrictions in favor of the DIP Agent under the DACA shall not take effect unless an Event of Default (as defined in the Definitive Documentation) has occurred or is occurring. On each funding date, the DIP Lenders will advance funds to the DIP Agent and the DIP Agent will deposit such funds into the Segregated Account. Funds in the Segregated Account may be drawn by the Borrower consistent with the Approved Budget (taking into account any Permitted Variances). Once withdrawn from the DIP Account, the funds shall continue to be DIP Collateral until such funds are first used by the Debtors, and at all times the Debtors shall, notwithstanding any potential commingling, establish commercially reasonable internal cash management procedures to allow for the continued tracing of such funds.

DIP Termination:

All DIP Obligations will be due and payable in full on the earliest of (i) the date that is 185 days after the Petition Date, as such date may be extended by the Ad Hoc Group SteerCo; (ii) the effective date of any chapter 11 plan for the reorganization of the Borrower or any other Debtor; (iii) the consummation of any sale or other disposition of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code; and (iv) the date of acceleration or termination of the DIP Facility following the occurrence of an Event of Default (as defined in the Definitive Documentation) (such earliest date, the “DIP Termination Date”).

The treatment of the DIP Obligations is addressed in the Restructuring Term Sheet. For the avoidance of doubt, to the extent the RSA is terminated, all DIP Obligations shall be paid in full in cash and the Debtors and reorganized Debtors (applicable) shall not have the option to distribute Reorganized Common Equity (as defined below) in full or partial satisfaction of such DIP Obligations, notwithstanding anything to the contrary herein.

Interest Rate:

All amounts outstanding under the DIP Facility will bear interest at 12.00% per annum.

Interest on all DIP Loans will be paid in cash on a monthly basis in arrears.

After the occurrence and during the continuance of an Event of Default, all overdue amounts under the Definitive Documentation will bear interest at a rate equal to 2.00% per annum, plus the otherwise applicable rate, all payable in cash.

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Upfront Fee:

An upfront fee in an amount equal to 2.25% of the DIP Commitments, which shall be earned in full upon the initial funding of the DIP Facility and will be payable in kind, which shall:

i.              in the case of the portion of such upfront fee corresponding to the amount of the Interim Loan, be capitalized and added to the amount of the DIP Facility upon satisfaction of all conditions precedent described below (the “Closing Date”) and owed to the DIP Lenders ratably based on their respective DIP Commitments upon the Closing Date before giving effect to the draw on that date,

ii.             in the case of the portion of such upfront fee corresponding to the amount of the Final Loan, be capitalized and added to the amount of the DIP Facility upon funding of such Final Loan and owed to the DIP Lenders ratably based on their respective DIP Commitments upon the Final Order Entry Date before giving effect to the draw on that date (but after giving effect to the reduction of the DIP Commitments as a result of the borrowing of the Interim Loan), and which, in both cases, may be paid in cash or, at the Company’s election pursuant to the Plan, in common equity of reorganized OPI (“Reorganized Common Equity”) at a 37% discount to Plan Equity Value (as defined in the Restructuring Term Sheet) (subject to dilution from the management incentive plan).

Anchor Capital Commitment Fee:

An anchor capital commitment fee of 10.00% of the DIP Commitments, which shall be earned upon the initial funding of the DIP Facility, and may be paid to the Ad Hoc Group SteerCo in cash or, at the Company’s election pursuant to the Plan, in Reorganized Common Equity at Plan Equity Value (subject to dilution from the management incentive plan).

Use of Proceeds:

The proceeds of the DIP Loans under the DIP Facility (the “DIP Proceeds”) and Cash Collateral (as defined below) will be used by the Borrower only for the following payments, and subject to the terms and conditions herein and, in each case, in accordance with the agreed Budget or Updated Budget (each as defined below) (subject to Permitted Variances) and the Definitive Documentation: (i) working capital and other general corporate purposes of the DIP Loan Parties; (ii) any adequate protection payments in accordance with the Orders (as defined below); (iii) the fees and expenses of administering the Cases (including payment of allowed professional fees to parties benefiting from the Carve-Out (as defined below)), subject to the terms and conditions set forth in this Term Sheet (and including fees incurred prior to the Closing Date); (iv) to fund transactions approved in the Budget and any subsequent Updated Budget, subject to Permitted Variances; and (v) to pay such other prepetition obligations as approved by the Bankruptcy Court.

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Notwithstanding any other provision of this Term Sheet, from and after the Closing Date, no DIP Proceeds, DIP Collateral or any portion of the Carve-Out may be used directly or indirectly by any Debtor, any official committee appointed in the Cases, or any trustee appointed in the Cases or any successor case, including any chapter 7 case, or any other person, party or entity (i) to prevent, hinder, or otherwise delay the DIP Agent’s or the DIP Lenders’, as applicable, enforcement or realization on the DIP Obligations, DIP Collateral, and the liens, claims and rights granted to such parties under the Orders, each in accordance with the Definitive Documentation and the Orders; (ii) to seek to modify any of the rights and remedies granted to the DIP Agent or the DIP Lenders under the Orders (other than with the consents contemplated thereunder) or the Definitive Documentation, as applicable; (iii) to apply to the Bankruptcy Court for authority to approve superpriority claims or grant liens (other than the liens permitted pursuant to the Definitive Documentation) or security interests in the DIP Collateral or any portion thereof that are senior to, or pari passu with, the DIP Liens and DIP Superpriority Claims granted to the DIP Agent and DIP Lenders, as applicable, unless all DIP Obligations and claims granted to the DIP Agent and the DIP Lenders under the Interim Order or the Final Order, as applicable, and the Definitive Documentation, have been refinanced or paid in full in cash or otherwise agreed to in writing by the Required Lenders; or (iv) to seek to pay any amount on account of any claims arising prior to the Petition Date unless such payments are agreed to in writing by the Required Lenders, are approved pursuant to a Bankruptcy Court order or are otherwise included in the Budget; provided, however, that the parties shall agree in the Orders to an investigation amount not exceeding $75,000 that may be used by an unsecured creditors committee (to the extent such committee is appointed) to investigate (but not to prosecute) the claims and/or liens of the Prepetition Secured Parties. For the avoidance of doubt, the foregoing limitations shall not (i) prevent or otherwise limit the Debtors and their professionals from being heard on whether a DIP event of default or termination event has occurred and is continuing, (ii) be construed as a cap or limitation on the amount of Professional Fees due and payable by the Debtors or that may be allowed by the Court at any time (including on an interim basis), or (iii) prohibit the Debtors’ use of the DIP Collateral, Prepetition Collateral, DIP Loans, cash collateral, proceeds of any of the foregoing, any portion of the Carve-Out or any other funds to respond to investigations by the Committee.

Voluntary Prepayments and Commitment Reductions:	None.
Mandatory Prepayments:	None.
Exit Fee:

Upon the payment of any DIP Loans, an exit fee of 5.75% of the DIP Loans so paid (the “Exit Fee”) shall be due and payable to the DIP Lenders, and may be paid in cash or, at the Company’s election pursuant to the Plan, in Reorganized Common Equity at Plan Equity Value (subject to dilution from the management incentive plan).

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Conditions Precedent to Closing:

The initial making of the DIP Loans under the DIP Facility shall be subject to the following conditions precedent: (i) execution and delivery of a credit agreement (the “DIP Credit Agreement”) and other Definitive Documentation evidencing the DIP Facility, in each case, which shall be in form and substance substantially consistent with this Term Sheet and otherwise reasonably acceptable to the Required Lenders and the Borrower; (ii) the Petition Date shall have occurred, and the Borrower and each Guarantor shall be a debtor and a debtor-in-possession; (iii) the RSA shall have been entered into prior to the Petition Date and shall be in full force and effect; (iv) entry of the Interim Order; (v) delivery of the Budget, which shall be in form and substance reasonably satisfactory to the Required Lenders; (vi) all proposed “first day orders” and motions to be filed at the time of commencement of the Cases or shortly thereafter shall have been reviewed in advance by the Required Lenders or their counsel and shall be in form and substance reasonably satisfactory to the Required Lenders; (vii) no trustee, examiner, or receiver shall have been appointed or designated with respect to the Debtors’ business, properties or assets, which, if granted, would result in a person other than the Debtors exercising control over the Debtors’ assets; (viii) all “first day orders” entered by the Bankruptcy Court pertaining to cash management and adequate protection and all motions and documents filed with the Bankruptcy Court in connection therewith, shall be in form and substance reasonably acceptable to the Required Lenders; (ix) all fees and expenses (including, without limitation, legal fees and expenses) payable under the Definitive Documentation or otherwise to be paid to the DIP Agent and the DIP Lenders, on or before the Closing Date shall have been paid; (x) since June 12, 2025, there will have been no event or occurrence which would reasonably be expected to have a material adverse effect on the Debtors’ business, operations, properties, assets, condition (financial or otherwise) or liabilities, taken as a whole (other than events leading up to the Cases and events that would reasonably be expected to result from the filing or commencement of the proceedings under chapter 11 of the Bankruptcy Code and the continuation and prosecution thereof, including any decline in business relationships, reputation, or financial performance resulting from the Chapter 11 filing), on the ability of the Debtors, taken as a whole, to perform their respective payment obligations under the DIP Credit Agreement and the other Definitive Documentation (other than as a result of events leading up to and resulting from the commencement of the Cases and the continuation and prosecution thereof), or the ability of the DIP Agent and DIP Lenders to enforce their rights and remedies under the Definitive Documentation (provided, that any effects resulting from changes in general economic conditions, financial markets, industry conditions, or geopolitical events, except to the extent such effects have a materially disproportionate impact on the Borrower relative to similarly situated companies, shall not constitute a material adverse effect and no event shall constitute a material adverse effect to the extent such event is expressly addressed by the milestones or Budget variances set forth in the Definitive Documentation), (xi) receipt by the DIP Lenders of customary officer and secretary certificates and other customary closing documents; provided, that, notwithstanding anything herein to the contrary, no legal opinions or solvency certificates shall be required in connection with the DIP Facility, (xii) receipt by the DIP Lenders of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, to the extent requested not less than five (5) business days prior to the Closing Date, and (xiii) the DIP Loan Parties shall have delivered UCC financing statements, in suitable form for filing with the applicable secretary of state, and shall have made arrangements for the filing of such UCC financing statements with the applicable secretary of state and for the recording of the DIP Order with the applicable real property recording offices, in each case, that are reasonably acceptable to the DIP Agent and shall (a) file the UCC financing statements and provide evidence to the DIP Agent of such filing within five (5) Business Days after the Closing Date and (b) record the DIP Order with the applicable real estate recording offices and provide evidence of such recording to the DIP Agent as soon as reasonably practicable after the Closing Date.

Conditions Precedent to the Extension of each DIP Loan:

Each DIP Loan extension shall be subject to the following conditions precedent: (i) no Default or Event of Default (each as defined in the Definitive Documentation) shall have occurred and be continuing; (ii) accuracy of representations and warranties in all material respects (or in all respects if qualified by materiality); (iii) no order has been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner materially adverse to the DIP Agent and DIP Lenders the Interim Order or the Final Order, as applicable; and (iv) delivery of a notice of borrowing.

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Representations and Warranties:	The Definitive Documentation will contain representations and warranties customarily found in loan documents for similar debtor-in-possession financings and other representations and warranties reasonably deemed by the DIP Agent and DIP Lenders appropriate for the specific transaction.

Affirmative Covenants and Negative Covenants:

The Definitive Documentation will contain customary affirmative covenants and negative covenants appropriate for a transaction of this type and found in loan documents for similar debtor-in-possession financings and other affirmative covenants and negative covenants reasonably deemed by the Borrower, DIP Agent and DIP Lenders appropriate for the specific transaction, and including, without limitation, allowance for certain sales of identified properties to optimize the Debtors’ real estate portfolio as mutually agreed to between the Ad Hoc Group SteerCo and the Debtors and a prohibition against placing or permitting any liens on the DIP Collateral (other than as authorized by the Definitive Documentation).

Milestones:	The Debtors shall comply with the milestones set forth in the Restructuring Term Sheet.
DIP Budget:

Prior to the Closing Date, the DIP Agent and DIP Lenders shall receive a 13-week budget commencing with the week during which the Petition Date occurred, containing line items of sufficient detail to reflect the consolidated operating cash flow of the Borrower for such 13-week period, which budget shall be in form and substance reasonably satisfactory to the Required Lenders (such budget, the “Initial Budget” and, as supplemented in accordance with this Term Sheet and the Definitive Documentation, the “Budget”).

The Budget shall be updated by the Borrower every four weeks for the subsequent 13-week period (with, for the avoidance of doubt, the first such updated Budget becoming due on the fourth Thursday after the week immediately following the Petition Date) and provided to the Required Lenders by 5:00 pm New York City time on the Thursday of such week pursuant to amendments extending the term thereof on a 13-week basis, which updates and amendments shall become the updated approved Budget (“Updated Budget”) upon approval by the Required Lenders (and to the extent any Updated Budget is not approved by the Required Lenders, the Budget that is then in effect shall continue to constitute the approved Budget for purposes of the DIP Facility); provided that (i) the Updated Budget will be deemed approved unless the Required Lenders provide written notice of their objection thereto (email being sufficient) within two (2) business days of the delivery of such Updated Budget, and during such period, the Initial Budget or most recently approved Budget, as applicable, shall remain in effect (the “Interim Approval Period”), (ii) following the Interim Approval Period, if no written objection is received from the Required Lenders pursuant to clause (i) of this proviso, the Updated Budget shall be deemed the approved Budget (it being understood that the approved Budget shall be the Initial Budget until superseded by an approved Updated Budget) and (iii) the Required Lenders shall not have any obligation to approve any Updated Budget.

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The Borrower shall, beginning on the fourth business day of the fifth week immediately following the week during which the Petition Date occurs, deliver on a weekly basis (by 5:00 pm New York City time on the fourth business day of each week subsequent thereto) to the DIP Lenders a variance report on a consolidated basis for the Borrower for the immediately preceding rolling four-week period (or for a shorter period if applicable based on the latest Updated Budget) comparing (i) actual total operating receipts to budgeted total operating receipts for such period, and (ii) actual total operating disbursements (other than professional fees and expenses) to budgeted total operating disbursements, in each case, for such immediately preceding rolling four-week period (or for a shorter period if applicable based on the latest Updated Budget), together with a statement certifying compliance with the Permitted Variance (as defined below) for both tests for such immediately preceding rolling four-week period (or for a shorter period if applicable based on the latest Updated Budget) and explaining in reasonable detail all material variances for both tests for such immediately preceding rolling four-week period (or for a shorter period if applicable based on the latest Updated Budget) (each such report, a “Variance Report”). Notwithstanding the foregoing and the requirement to provide a Variance Report for the immediately preceding rolling four-week period, the Borrower shall only be required to provide a Variance Report comparing actual results to the latest Updated Budget and is not required to report variance for any week in which such reporting would be based on a stale Budget.

For purposes herein, a “Permitted Variance” shall mean an unfavorable variance from the Budget with respect to either test for any rolling four-week testing period of no more than 10.0%.

The Borrower shall test each Budget and Updated Budget variance against the initial Budget or, if applicable, the Updated Budget then in effect. For example, if an Updated Budget has been delivered and approved for the period beginning with week five (5) after the Petition Date, the Borrower would report actual results for testing purposes and calculate the variance for the four-week test period immediately following the Petition Date against the items in the initial Budget. For any subsequent testing periods, the Borrower would measure the actual results against the updated projected items in the Updated Budget. In this instance, the next weekly variance report delivered in week six (6) would only include a one-week test period based on the Updated Budget delivered, the next-delivered variance report in week seven (7) would include a two-week test period based on the Updated Budget delivered, and so on until the next Updated Budget is delivered.

In respect of any period to which the relevant Variance Report relates, the Borrower shall not make capital expenditures (other than capital expenditures (i) made to address any “Emergency Situation” during the Cases, (ii) required to be made pursuant to a binding written commitment of the Borrower entered into prior to the Petition Date, or (iii) made to complete a pre-existing project authorized by management of the Borrower in respect of which capital expenditure has been made prior to the Petition Date) in excess of $1,000,000 (either in aggregate with respect to any single property since the Petition Date, or individually) without the prior written consent of the DIP Agent (acting at the written direction of the Required Lenders).

It is agreed and understood that the DIP Facility will permit all transactions approved by the Budget, any subsequent Updated Budget, and the DIP Credit Agreement.

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Interim Order:

The interim order approving the DIP Facility, which shall be in form and substance acceptable to the Required Lenders (the “Interim Order”), shall, among other things, authorize and approve (i) the making of up to $10 million of DIP Loans, (ii) the granting of the liens and superpriority claims against the Debtors and their assets in accordance with this Term Sheet and the Definitive Documentation with respect to the DIP Collateral, (iii) the payment of all reasonable and documented fees and expenses (including the fees and expenses of outside counsel and financial advisors) required to be paid by the Debtors to the DIP Agent and the DIP Lenders as described in “Indemnification and Reimbursement of Reasonable and Documented Expenses”, (iv) the use of Cash Collateral, and (v) the payment of the upfront fee payable on the Closing Date, which payment shall not be subject to reduction, setoff or recoupment.

Final Order:

The final order approving the DIP Facility, which shall be substantially in the same form as the Interim Order (with such modifications as are necessary to convert the Interim Order into a final order) and otherwise in form and substance acceptable to the Required Lenders (the “Final Order” and together with the Interim Order, the “Orders”), shall, among other things, authorize and approve the Debtors to draw the full amount of the DIP Commitments on a final basis.

Section 506(c) Waiver:

The Final Order shall include a ruling that, except to the extent of the Carve-Out, no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from any DIP collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the Required Lenders, and no such consent shall be implied from any other action, inaction, or acquiescence by the Required Lenders.

Section 552(b):

The DIP Agent, DIP Lenders, and the Prepetition Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code and, subject to entry of the Final Order, the “equities of the case” exception under sections 552(b)(i) and (ii) of the Bankruptcy Code shall not apply to such parties with respect to the proceeds, products, rents, issues or profits of any of their collateral, and no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, may be charged against proceeds, product, offspring or profits from any of the collateral under section 552(b) of the Bankruptcy Code.

Priority and Collateral Under DIP Facility:

All obligations of the Borrower and the Guarantors to the DIP Lenders and to the DIP Agent, including, without limitation, all principal, accrued interest, costs, and fees (collectively, the “DIP Obligations”), shall have superpriority administrative claim status as set forth in section 507(b) of the Bankruptcy Code senior to all other administrative claims in the Cases and shall be secured, pursuant to sections 364(c)(2) and (3) of the Bankruptcy Code, by valid, enforceable, perfected and non-avoidable liens on and security interests (the “DIP Liens”) in (a) all Collateral (as defined in the Prepetition Secured Debt Documents, as the same existed on at any time prior to the Petition Date, including products and proceeds thereof but excluding any “Excluded Collateral,” “Excluded Assets” (each as defined in the Prepetition Secured Debt Documents) or similar exclusions therein and excluding any liens on or security interests in any of the Credit Facility Loan Parties or their assets, the “Prepetition Collateral”) and (b) all of the Borrower and the Guarantors’ other assets and property, and proceeds and products thereof, now owned or hereafter acquired by any Borrower or Guarantor, but excluding any DIP Excluded Property (as defined below) (clauses (a) and (b) collectively, the “DIP Collateral”), which DIP Liens shall be subject to the Carve-Out, and subject to the following priority:

i. in respect of unencumbered assets and the Segregated Account, first priority liens; and

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ii.             with respect only to assets constituting Prepetition Collateral, liens junior only to (a) any valid, enforceable, perfected and non-avoidable liens on the Prepetition Collateral of the secured parties under the Prepetition Secured Debt Documents as of the Petition Date (the “Prepetition Secured Parties” and such liens, the “Prepetition Liens”) or (b) any Adequate Protection Liens (as defined below) in favor of the Prepetition Secured Parties.

The DIP Liens granted under the Orders shall be subject to the Carve-Out and, as applicable, the perfected and unavoidable liens that are senior to Prepetition Liens and the Adequate Protection Liens by operation of law or permitted by the Prepetition Secured Debt Documents.

Notwithstanding anything herein to the contrary (except for the proviso herein), DIP Collateral shall not include (i) any leasehold interest in real property (it being understood that there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), or (ii) pledges and security interests prohibited or restricted by, including but not limited to, any applicable law or by any contractual obligations or in any organizational document or other agreement existing as of the Petition Date (the “DIP Excluded Property”), including any pledge of the equity or membership interest in non-Debtors Sterling Park LLC, Rio Robles CA LLC, Clay Ave Waco LLC, Echelon Pkwy MS LLC, 3300 75th Avenue LLC, Ewing Boulevard LLC and Primerica Pkwy GA LLC (the “Mortgages Loan Parties”) and in the Credit Facility Loan Parties.

Notwithstanding anything herein to the contrary, the DIP  Liens on the DIP Collateral shall be created and perfected by the Interim DIP Order and Final DIP Order, as applicable, and no mortgages or other perfection documentation or action (other than UCC-1 financing statements and the recording and filing of the DIP Order in the applicable real property recording offices), including mortgages, control agreements, landlord waivers, third party consents or orders, or delivery of stock certificates or any other possessory collateral shall be required.

“Prepetition Secured Debt Documents” means:

(a)    the Borrower’s 3.250% Senior Secured Notes due 2027 (the “2027 Secured Notes”), issued pursuant to that certain Indenture, dated as of December 11, 2024, among the Borrower, certain subsidiaries of the Borrower from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date;

(b)   the Borrower’s 9.000% Senior Secured Notes due March 31, 2029, issued pursuant to that certain Indenture, dated as of February 12, 2024, among the Borrower, certain subsidiaries of the Borrower from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date;

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(c)    the Borrower’s 9.000% Senior Secured Notes due September 30, 2029, issued pursuant to that certain Indenture, dated as of June 20, 2024, among the Borrower, certain subsidiaries of the Borrower from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date (the “Original September 2029 Secured Notes”); and

(d)   the Borrower’s 9.000% Senior Secured Notes due September 30, 2029, issued pursuant to that certain Indenture, dated as of October 8, 2024, among the Borrower, certain subsidiaries of the Borrower from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date.

The DIP Obligations shall also constitute allowed superpriority claims (the “DIP Superpriority Claims”) entitled to the benefits of Bankruptcy Code section 364(c)(1), having priority over any and all administrative expenses and claims, of any kind or nature whatsoever, including, without limitation, the superpriority claims granted to the Prepetition Secured Parties under the Interim Order and the Final Order, and administrative expenses of the kinds specified in or ordered pursuant to Bankruptcy Code sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 and 1114, and any other provision of the Bankruptcy Code, subject only to the Carve-Out.

Use of Cash Collateral	The Debtors shall be permitted to use cash collateral (as defined in section 363 of the Bankruptcy Code) (the “Cash Collateral”) in accordance with the Budget, subject to the Permitted Variance.
Carve-Out:

The “Carve-Out” shall be usual and customary for similar debtor-in-possession financings and shall be in an amount equal to: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the U.S. Trustee, (ii) all reasonable fees and expenses incurred by a chapter 7 trustee under section 726(b) of the Bankruptcy Code in an amount not to exceed $100,000, and (iii) to the extent allowed by the Bankruptcy Court at any time, whether by interim order, procedural order, or otherwise, and whether allowed before or after delivery of a Trigger Notice, (A) all allowed paid and unpaid claims for fees, costs, disbursements and expenses of professionals (collectively, the “Professional Fees”) whose retention by the Debtors is approved by the Bankruptcy Court pursuant to section 327, 328 or 363 of the Bankruptcy Code or any official committee of unsecured creditors in the Cases (the “Professional Persons”) pursuant to section 328 or 1103 of the Bankruptcy Code incurred at any time on or prior to the first business day following the delivery of a Trigger Notice and without regard to whether such Professional Fees are provided for in the Budget or when invoiced (the aggregate amounts set forth in clauses (i) through (iii)(A) above, the “Pre-Carve-Out Trigger Notice Amount”), plus (B) Professional Fees incurred after the first business day following the delivery of a Trigger Notice in an amount not to exceed an amount to be specified in the Interim Order, of professionals retained by the Debtors (the “Carve-Out Cap”) to the extent allowed by the Court at any time, in each case subject to the limits imposed by the Orders or otherwise on Professional Fees permitted to be incurred in connection with any permitted investigation of the claims, liens and defenses against any Secured Party. “Trigger Notice” shall mean a written notice delivered by the DIP Agent to the Debtors and Debtors’ counsel describing the DIP termination event (to be defined in the Orders) that is alleged to continue under the Definitive Documentation and declaring all DIP Obligations outstanding to be due and payable. So long as the Trigger Notice shall not have been delivered, the Carve-Out Cap shall not be reduced by the payment of Professional Fees allowed at any time by the Bankruptcy Court.

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From and after the Petition Date, the Debtors shall utilize cash on hand, the proceeds from the DIP Facility, and/or any other available cash thereafter held by any Debtor to fund, on a weekly basis, the Pre-Carve-Out Trigger Notice Amount into the Escrow Account (as defined below) in an amount equal to the greatest of (A) the aggregate unpaid amount of estimated fees, costs, and expenses of Professional Persons included in all weekly estimates timely received by the Debtors in respect of the preceding week, (B) the aggregate unpaid amount of actual fees, costs, and expenses of Professional Persons earned, accrued or incurred at the applicable time, and (C) the aggregate amount of fees, costs, and expenses of Professional Persons provided for in the Updated Budget at the applicable time. As used herein, the term “Escrow Account” means a segregated account of the Borrower not subject to the control of any DIP Lender, DIP Agent or Prepetition Secured Party.

Immediately upon delivery of a Trigger Notice, and prior to the payment to any Prepetition Secured Parties on account of any adequate protection or otherwise, the Debtors shall be required to deposit, in a segregated account not subject to the control of the DIP Agent or the Prepetition Secured Parties (the “Carve-Out Account”), an amount equal to the Carve-Out Cap. The funds on deposit in the Carve-Out Account shall be available only to satisfy obligations benefitting from the Carve-Out, and the DIP Agent (on behalf of itself and the DIP Lenders) and the Prepetition Secured Parties, (i) shall not sweep or foreclose on cash of the Debtors necessary to fund the Carve-Out Account and (ii) shall have a security interest upon any residual interest in the Carve-Out Account available following satisfaction in cash in full of all obligations benefitting from the Carve-Out.

Adequate Protection:

The Prepetition Secured Parties and the secured parties under that certain Second Amended and Restated Credit Agreement, dated as of January 29, 2024, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date, among OPI WF Borrower LLC, OPI WF Holding LLC, the Borrower, the guarantors named therein, the financial institutions named therein, and Wells Fargo Bank, National Association, as administrative agent (the “Credit Agreement”) shall receive the following adequate protection: (i) superpriority administrative expense priority claims against obligors on the applicable Prepetition Secured Parties’ prepetition debt for any diminution in value during the Cases, subject only to the Carve-Out and the DIP Obligations; (ii) adequate protection replacement liens for any diminution in value of Prepetition Collateral with respect to which such Prepetition Secured Party had a valid, enforceable, perfected, and non-avoidable lien as of the Petition Date, on such Prepetition Collateral and with the same priority as the Prepetition Liens of the applicable Prepetition Secured Parties (the “Adequate Protection Liens”); (iii) payment of post-petition interest on a current basis at the non-default contract rate; and (iv) payment of reasonable and documented attorneys’ fees; provided, however, that the holders of the 2027 Secured Notes shall only receive the adequate protection described in clauses (i) and (ii) above.

Events of Default:

Usual and customary for similar debtor-in-possession financings and other negative covenants determined by the DIP Lenders and the Debtors to be reasonably appropriate for the specific transaction (subject to applicable cure periods and customary grace periods to be agreed where appropriate), including, non-payment of obligations, failure to comply with defined milestones, defaults under covenants as set forth in the DIP Credit Agreement (including, for the avoidance of doubt and without limitation, any unfavorable variance beyond the Permitted Variance under the then-applicable Budget), the making of representations and warranties that are incorrect in a material respect when made, judgment defaults (subject to a materiality threshold to be agreed), appointment of a bankruptcy trustee or examiner with expanded powers, invalidity of collateral documents, dismissal or conversion of the Cases, certain materially adverse motions or Bankruptcy court orders, termination of the Interim Order or the Final Order, as applicable (except in the case of the Interim Order as a result of the entry of the Final Order), filing of a chapter 11 plan or disclosure statement not acceptable to the Required Lenders, material breach (subject to applicable cure periods and customary grace periods as set forth therein) or termination of the RSA, and a sale of a material portion of the Debtors’ assets without the consent of the Required Lenders.

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Remedies:

Upon the occurrence of the DIP Termination Date, on not less than 5 business days’ notice (the “Remedies Notice Period”) to the Debtors and the Debtors’ counsel, all DIP Commitments shall terminate and, the DIP Agent and DIP Lenders may, in their sole discretion, terminate the use of proceeds from the DIP Facility; provided, however, that the Debtors may, during the Remedies Notice Period, be entitled to seek emergency relief before the Bankruptcy Court, subject to the Bankruptcy Court’s availability (“Emergency Motion”) (in which case, the Remedies Notice Period shall automatically extend until the Bankruptcy Court’s adjudication of such Emergency Motion). The Orders shall provide for the modification of all applicable stays to permit the foregoing, and to permit the DIP Agent and DIP Lenders, unless the Bankruptcy Court orders otherwise, upon the expiration of the Remedies Notice Period (subject to extension in the event an Emergency Motion is filed), to exercise all other rights and remedies (other than enforcement against any Prepetition Collateral), set forth in the Interim Order or the Final Order, as applicable, and the Definitive Documentation, and as otherwise available at law without further order or application or motion to the Bankruptcy Court, and without restriction or restraint by any stay under Bankruptcy Code sections 362 or 105 or otherwise.

Required Lenders:	DIP Lenders holding more than 50% of the outstanding DIP Commitments and DIP Loans under the DIP Facility, including, in any event, the Ad Hoc Group SteerCo (the “Required Lenders”).
Indemnification and Reimbursement of Reasonable and Documented Expenses:

The Definitive Documentation will contain customary indemnification provisions and customary provisions for payment of reasonable fees and expenses of (i) counsel for the DIP Agent and DIP Lenders, including for the avoidance of doubt, the fees and expenses (w) White & Case LLP, as counsel to the DIP Lenders, (x) a financial advisor for the DIP Lenders, (y) one primary counsel for the DIP Agent and (z) any local counsel retained by the DIP Agent or DIP Lenders.

Assignment and Participations:

No assignment or participation by the DIP Lenders except in respect of DIP Commitments. For the avoidance of doubt, the Borrower will have consent rights (absent an Event of Default) with respect to assignments of DIP Commitments.

Governing Law:	State of New York (and, to the extent applicable, the Bankruptcy Code).
Miscellaneous:

The Definitive Documentation will include standard yield protection provisions (including, without limitation, provisions relating to compliance with risk based capital guidelines, increased costs and payments free and clear of withholding taxes).

Notwithstanding anything to the contrary in any Definitive Documentation, the provisions of the Definitive Documentation shall be subject to the terms of the Orders. In the event of a conflict between the terms of the Orders and the Definitive Documentation, the terms of the Orders shall govern and control.

Counsel to the DIP Lenders:	White & Case LLP.

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ANNEX A

DIP FACILITY SYNDICATION PROCEDURES

OFFICE PROPERTIES INCOME TRUST

DIP FACILITY SYNDICATION PROCEDURES

1.	This is a notification of the opportunity (the “Opportunity”) to participate as a lender in a non-amortizing multiple draw secured term loan facility in an aggregate principal amount of $125,000,000 (the “Facility”) of Office Properties Income Trust (the “Company”). The Opportunity is subject in all respects to the terms and conditions of this document (the “Syndication Procedures”).

2.	On October 30, 2025, the Debtors and holders of approximately 80% of the principal amount of the Prepetition Secured Notes entered into the Restructuring Support Agreement (together with all exhibits, annexes and schedules attached thereto, the “Restructuring Support Agreement”).[1] Eligible Holders participating in the Opportunity will be required to sign a joinder to the Restructuring Support Agreement. The Restructuring Support Agreement provides, among other things, that the holders of the September 2029 Secured Notes party thereto (the “Consenting Creditors”) agree to:

a.	support and not object to approval of and entry of orders regarding the Definitive Documents and confirmation and consummation of the Plan and the Transactions as set forth in the Restructuring Support Agreement; and

b.	with respect to the Consenting Creditors that are DIP Lenders, fund the Facility to the Debtors on the terms and conditions set forth in the DIP Documents, unless otherwise ordered by the Bankruptcy Court.

3.	The Facility is subject to the terms and conditions set forth in that certain Secured Debtor-In-Possession Term Loan Credit Agreement, dated as of [date of entry of Interim DIP Order], 2025 (the “Credit Agreement”), by and among the Company, as borrower, certain direct and indirect subsidiaries of the Company, as guarantors, the lenders party thereto[2] and Acquiom Agency Services LLC, as administrative and collateral agent (the “Agent”).

4.	The aggregate principal amount of the Facility consists of (i) $10,000,000, available following entry of the Interim DIP Order (the “Interim Loan”) and (ii) $115,000,000, available following entry of the Final DIP Order (the “Final Loan”).

5.	The Interim DIP Order was entered on [day of or immediately prior to date of this document], 2025. Following entry of the Interim DIP Order, (a) each member of the 2029 Ad Hoc Group (as comprised on that date) funded an amount of the Interim Loan and assumed a portion of the Commitments relating to the Final Loan equal to its respective pro rata portion (as calculated in accordance with paragraph 7 below) of the September 2029 Secured Notes (as defined below), and (b) the members of the Ad Hoc Group Steerco funded the remaining amount of the Interim Loan, being $10,000,000, and assumed the remaining amount of Commitments in respect of the Final Loan, being $115,000,000, ratably based on the September 2029 Secured Notes held by them respectively, relative to the September 2029 Secured Notes held by the members of the Ad Hoc Group Steerco in aggregate.

1 Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Support Agreement (including the exhibits attached thereto) or the Credit Agreement (defined below), as applicable.

2 This will be the 2029 Ad Hoc Group, each of whom will have signed the Restructuring Support Agreement, funded their pro rata share of the Interim Loan and assumed their pro rata share of the Commitments in respect of the Final Loan. In addition to their respective pro rata shares of the Interim Loan, the Ad Hoc Group Steerco will have funded their pro rata share (calculated as between the Ad Hoc Group Steerco members) of the shortfall (representing the pro rata entitlements of holders of the September 2029 Secured Notes who are not members of the Ad Hoc Group).

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6.	As such, the Opportunity is for Eligible Holders (as defined in paragraph 8 below) to assume a pro rata portion of the principal amount of the Commitments in respect of the Final Loan to be made following entry of the Final DIP Order under the Credit Agreement.

7.	Commencing on [●], 2025, and subject in all respects to the terms and conditions of these Syndication Procedures and the applicable Subscription Documents (as defined in paragraph 10 below), each Eligible Holder shall have the opportunity to acquire (via the assumption of Commitments in respect of the Final Loan) its pro rata portion of the full amount of the Facility, based on the outstanding principal amount of September 2029 Secured Notes held by it and validly tendered to DTC through ATOP (as defined below).

8.	For the purposes hereof, an “Eligible Holder” is each entity (other than a member of the 2029 Ad Hoc Group) that is:

a.	either: (A) a “qualified institutional buyer”, as such term is defined in Rule 144A under the Securities Act of 1933, as amended; or (B) an “institutional accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act of 1933, as amended, or an entity in which all of the equity investors are such “institutional accredited investors”; and

b.	a holder of record of 9.000% Senior Secured Notes due September 2029, issued pursuant to that certain indenture dated as of June 20, 2024, by and among Office Properties Income Trust, the subsidiary guarantors parties thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “September 2029 Secured Notes”), that validly tenders its September 2029 Secured Notes to DTC through ATOP by the Expiration Time (as defined below).

The Company and the Requisite Lenders shall mutually determine whether any entity is an Eligible Holder for purposes of participation in the Opportunity. Natural persons are not eligible to participate in the Opportunity, and shall not constitute Eligible Holders.

9.	In order to participate in the Opportunity, each Eligible Holder must acquire its full pro rata allocation. Eligible Holders will not be permitted to participate in the Opportunity in amounts less than their full pro rata allocation. Eligible Holders who purport to acquire less than their full pro rata allocation shall be deemed to have declined the Opportunity.

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10.	The relevant Subscription Documents are available on the website maintained by Kroll Restructuring Administration LLC (“Kroll”) for the Bankruptcy Cases at https://restructuring.ra.kroll.com/OPI (through the link for “[Syndication Materials]”; such website, the “Restructuring Website”). If you are an Eligible Holder interested in participating in the Facility, you must obtain copies of the relevant Subscription Documents, if you do not have them already. If you are unable to obtain copies from the Restructuring Website, you may obtain copies of the relevant Subscription Documents by contacting the following lender advisors: White & Case LLP, 1221 Avenue of the Americas, New York, NY 10020-1095 (ProjectLumbergh@whitecase.com); Attn: Andrew Zatz / Rob Bennett. The Subscription Documents include:

a.	a subscription form (together with instructions);

b.	signature pages to a Master Assignment and Assumption (which shall also have been signed by the Company and the Ad Hoc Group Steerco by not later than [the date falling [●] days prior to the Expiration Time]);

c.	signature pages to a joinder to the Restructuring Support Agreement;

d.	an Administrative Questionnaire;

e.	applicable tax forms; and

f.	such other documents as the Agent may reasonably require

(together, the “Subscription Documents”).

11.	The syndication process will expire at 5:00 p.m., New York City Time, on [date falling [●]] Business Days following launch of the syndication process], 2025, unless extended or earlier terminated (the “Expiration Time”) in accordance with the applicable Subscription Documents, and which extension will be made by public announcement by the Company in a press release or by posting a notice on the Bankruptcy Court docket for the Bankruptcy Cases.

12.	To participate in the Opportunity, each Eligible Holder must, on or prior to the Expiration Time:

a.	tender its September 2029 Secured Notes to DTC through ATOP (“Automated Tender Offer Program”). Procedures related to this process will be defined in the Subscription Form. Please note: Upon tendering its notes to DTC through ATOP, each Eligible Holder’s September 2029 Secured Notes will be frozen from transfer;

b.	complete and execute the Subscription Documents;

c.	deliver (or cause the delivery of) such Subscription Documents to Kroll, by email to the email address identified on the Restructuring Website (for onward delivery by Kroll to the Agent); and

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d.	cause the amount of the subscription funding (as provided in the relevant Subscription Documents) to be funded by such Eligible Holder to be sent by wire transfer of immediately available federal funds, to the account of the Agent specified in the Subscription Documents (the “Designated Account”) for value on [the date falling [ ] days prior to the Expiration Time].

13.	A commitment (consummated upon duly and timely completing the steps set forth in paragraph 12 above) to participate in the Opportunity may not be withdrawn by any Eligible Holder, unless otherwise mutually agreed by the Company and the Requisite Lenders.

14.	No later than five (5) Business Days after the Expiration Time (the “Reallocation Date”), (a) the applicable Subscription Documents shall be deemed effective, (b) each participating Eligible Holder shall have assumed from members of the Ad Hoc Group Steerco (ratably in accordance with their respective holdings of the September 2029 Secured Notes) the Commitments in respect of the Final Loan to be assumed by that participating Eligible Holder pursuant to the Subscription Documents, and (c) the Agent will transfer the funds in the Designated Account to the members of the Ad Hoc Group Steerco in accordance with the Subscription Documents and, to the extent the Agent requires, consistent with executed funding authorization letters provided by members of the Ad Hoc Group Steerco to the Agent.

15.	If the Credit Agreement terminates prior to the Reallocation Date or the Opportunity set forth in these Syndication Procedures is terminated for any reason, the Subscription Documents submitted by participating Eligible Holders will terminate and the Agent, upon written notice of such termination, will promptly return by wire transfer the amounts previously transferred by such Eligible Holders to the Designated Account. For the avoidance of doubt, no interest shall accrue with respect to any amounts funded into the Designated Account on account of this Opportunity unless and until the application of funds by the Agent in accordance with these Syndication Procedures on the Reallocation Date has occurred.

16.	Notwithstanding anything to the contrary herein, the Required Consenting Creditors (as defined in Restructuring Support Agreement) and the Company may amend or modify the terms of the Opportunity, including the Subscription Documents and the Credit Agreement, at any time, by filing a notice of such amendment or modification on the Restructuring Website related to the Bankruptcy Cases; provided that nothing in these Syndication Procedures (including, without limitation, in this paragraph 16) shall be construed to supersede the amendment and modification requirements set forth in the Credit Agreement or the Restructuring Support Agreement.

17.	Notwithstanding anything to the contrary herein, participation in the Opportunity is subject to such Eligible Holder (or its designee, as applicable) providing all documents required by the Agent and the Agent’s satisfactory review of such information and documents (as determined in the sole discretion of the Agent).

18.	None of the Agent, Kroll, or their respective affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Opportunity, these Syndication Procedures or any Subscription Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Prepetition Noteholders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in any Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, any Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.

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Annex 2

Secured Exit Notes Term Sheet

OFFICE PROPERTIES INCOME TRUST

SECURED EXIT NOTES TERM SHEET

Type and Amount	Senior secured notes (“Secured Exit Notes”)[1] in the aggregate principal amount of $420.0 million.
Holders	On the Plan Effective Date, and in accordance with the treatment provisions of the Plan, the holders of the September 2029 Senior Secured Notes.
Issuer	Office Properties Income Trust (the “Issuer”).
Guarantors	Except as otherwise agreed by the Debtors and the Required September 2029 Senior Secured Noteholders, the Secured Exit Notes will be guaranteed by (a) the same entities that guaranteed the September 2029 Senior Secured Notes, subject to a customary intercreditor agreement (the “September 2029 Senior Secured Notes 1L Guarantors”); (b) the entities whose assets were unencumbered prior to the commencement of the Chapter 11 Cases and that will guarantee the DIP Facility (the “Unencumbered DIP Guarantors”); and (c) additional entities whose guarantee of the Secured Exit Notes does not conflict with the terms of any Existing Debt that is unimpaired or refinanced under the Plan, as agreed by the Debtors and Required September 2029 Senior Secured Noteholders (the “Additional Guarantors”). The September 2029 Senior Secured Notes 1L Guarantors, the Unencumbered DIP Guarantors, and the Additional Guarantors are collectively referred to herein as the “Guarantors.”
Security	Except as otherwise agreed by the Debtors and the Required September 2029 Senior Secured Noteholders, the Secured Exit Notes and the guarantees of the Guarantors will be secured by (a) the same collateral that secures the 2029 Senior Secured Notes, subject to a customary intercreditor agreement; and (b) a first lien security interest the same real property collateral owned by the Unencumbered DIP Guarantors that will secure the DIP Facility; and (c) all additional assets securing the DIP Facility which security or pledge does not conflict with the terms of any Existing Debt that is unimpaired or refinanced under the Plan, as agreed by the Debtors and Required September 2029 Senior Secured Noteholders.
Maturity	The date that is five (5) years from the Plan Effective Date.
Interest	Interest will be payable semi-annually at a rate of 10% per annum, payable in cash.
Optional Redemption	The Issuer may redeem the Secured Exit Notes at its option, in whole or in part, at any time and from time to time, at 100% of the principal amount of Secured Exit Notes being redeemed, plus accrued and unpaid interest thereon.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Restructuring Support Agreement and the Restructuring Term Sheet, as applicable.

Mandatory Redemption	The Issuer will be required to redeem the Secured Exit Notes at a price equal to 100% of the principal of the Secured Exit Notes being redeemed, plus accrued and unpaid interest on the principal amount of the Secured Exit Notes being redeemed, in an amount equal to the net cash proceeds of (x) certain asset dispositions to be agreed by the Debtors and Required September 2029 Senior Secured Noteholders and (y) recovery events to be agreed by the Debtors and Required September 2029 Senior Secured Noteholders, in each case subject to customary reinvestment rights to be agreed by the Debtors and Required September 2029 Senior Secured Noteholders.
Amortization	None.
Conditions Precedent	As provided in the Plan, including the occurrence of the Plan Effective Date.
Representations and Warranties	None (i.e., same as the September 2029 Senior Secured Notes).
Affirmative, Negative, Financial and Maintenance Covenants	Covenants to be agreed, which covenants may include, without limitation: (a) an incurrence covenant restricting incurrence of indebtedness, subject to customary baskets to be agreed by the Debtors and Required September 2029 Senior Secured Noteholders, including a general credit facilities basket and a permitted refinancing debt basket; (b) an incurrence covenant restricting liens, subject to customary baskets to be agreed by the Debtors and Required September 2029 Senior Secured Noteholders; and (c) if the Issuer will not be a SEC reporting company following the Plan Effective Date, a reporting covenant customary for private companies.
Events of Default	Customary for financings of this type.

Annex 3

Management Term Sheet

OFFICE PROPERTIES INCOME TRUST

MANAGEMENT TERM SHEET

This management term sheet (the “Management Term Sheet”) is for discussion and settlement purposes only and is subject to the provisions of Rule 408 of the Federal Rules of Evidence and other applicable statutes, rules, and doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Management Term Sheet and the information contained herein is strictly confidential and is subject to the confidentiality agreements entered into between the Parties (as defined below).

This Management Term Sheet is not intended (and should not be construed) to create any rights in favor of any person or entity, any liability on the part of any person or entity, or any obligation (including any obligation to consummate any agreement or to continue discussions or negotiations with respect to any agreement) on the part of any person or entity, with respect to any matter. The Parties shall have no obligation to consummate an agreement unless and until definitive written agreements setting forth the terms of such agreement are executed and delivered by the Parties and then the Parties’ obligations will be only as set forth in such agreements. Notwithstanding anything to the contrary, the Parties agree that the terms set forth in this Management Term Sheet are non-binding and subject to change in all respects, and that final terms will be negotiated by the Parties and reflected in definitive documentation to be filed with the Bankruptcy Court in connection with the Company’s chapter 11 plan of reorganization.

General Terms
Parties

Office Properties Income Trust, a Maryland real estate investment trust (the “Company”).

The RMR Group LLC, a Maryland limited liability company (the “Manager” and, together with the Company, the “Company Parties” and together with the Plan Sponsors (as defined in the RSA (defined below)), the “Parties”).

Both the Company and the Manager are parties to (i) a Second Amended and Restated Business Management Agreement, dated as of June 5, 2015 (the “Original Business Management Agreement”) and (ii) a Second Amended and Restated Property Management Agreement, dated as of June 5, 2015 (the “Original Property Management Agreement” and, together with the Original Business Management Agreement, the “Original Agreements”).[1]

A&R Agreements

The business management agreement and property management agreement contemplated herein (the “A&R Business Management Agreement” and the “A&R Property Management Agreement”, respectively, and together, the “A&R Agreements”) will serve as continuations of the Original Agreements in force and effect with respect to services performed and fees due with respect to such services and, as well, the amendment and restatement of the Original Agreements in their entirety, effective with respect to services performed and fees due with respect to such services after the date of the A&R Agreements. For purposes of clarity, the above-described modification and assumption of the A&R Agreements will not result in any claim by the Manager in the Chapter 11 Cases (or otherwise).

The Company Parties shall enter into the A&R Agreements on the effective date (the “Effective Date”) of the Company’s plan of reorganization in the Chapter 11 Cases (as defined in the RSA), which shall be consistent with and approved in accordance with the Restructuring Support Agreement and the Restructuring Term Sheet attached thereto, to which this Management Term Sheet is attached as Annex 3 (the “RSA” and such plan of reorganization, a “Conforming Plan”).

The A&R Business Management Agreement and A&R Property Management Agreement will be filed in the Plan Supplement (in accordance with the terms/conditions of this Management Term Sheet).

1 The Plan Sponsors’ review and diligence relating to the Original Agreements is ongoing.

Manager Compensation
Management Fee

a)     For the period from the effective date of any Plan confirmed and made effective in the Chapter 11 Cases to the Termination Date, the Manager shall be paid, for the services rendered by it to the Company pursuant to the A&R Business Management Agreement, an annual management fee (the “Business Management Fee”) payable in equal monthly installments on the first business day based on an annual amount equal to (i) until the second anniversary of the Effective Date, $14,000,000.00 and (ii) thereafter, an amount to be agreed by the Manager and the Company.

b)     The Manager shall be paid pursuant to the A&R Property Management Agreement a 3% property management fee and a 5% construction supervision fee consistent with the Original Property Management Agreement.

For the avoidance of doubt, consistent with the last sentence of the introduction above, the foregoing economic terms and conditions are non-binding and subject in all respects to the negotiation of, and agreement by the Parties to, definitive documentation, which would be filed with the Bankruptcy Court in connection with the Company’s chapter 11 plan of reorganization.

Equity Compensation	In addition to the management fees described above, on the Effective Date, the Company shall implement a management incentive plan (the “MIP”) that provides that the Company will issue to the Manager, on the Effective Date of a Conforming Plan, 2% of the Reorganized Common Equity (which shall not dilute the Reorganized Common Equity distributed as treatment for the September 2029 Senior Secured Note Claims as defined in the Restructuring Term Sheet) (the “Initial Equity Compensation”). The MIP will provide that the Manager may be entitled to receive up to an additional 8% of the Reorganized Common Equity based on the Company’s satisfaction of certain financial tests to be agreed upon by the board of the Reorganized Debtors and disclosed in the Plan Supplement (together with the Initial Equity Compensation, the “Equity Compensation”).
Expense Reimbursement

On the Effective Date, the Company shall reimburse the Manager for all reasonable legal fees and expenses incurred in connection with the negotiation of, and entrance into, this Management Term Sheet, the A&R Agreements, the RSA and the other Definitive Documents (as defined in the RSA) in an amount to be reasonably agreed by the Parties.

Nothing herein shall limit or waive any reimbursement or indemnity rights of RMR under the Original Agreements.

The A&R Agreements shall provide that the Company shall reimburse the Manager for all expenses related to the Company and its subsidiaries in a manner consistent with the terms of the Original Agreements, it being understood and agreed that the Original Agreements are subject to ongoing diligence by the Plan Sponsors as of the date hereof.

Term
Term	The term of the A&R Agreements shall commence on the Effective Date and continue in force and effect, unless terminated, until the date that is five (5) years after the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term, and each year thereafter (each, a “Renewal Date”), the term of each A&R Agreement shall be deemed automatically renewed for an additional one (1) year term (an “Automatic Renewal Term”), so that the term of each A&R Agreement thereafter ends on the first anniversary of such Renewal Date.
Termination

a)     Notwithstanding any other provision of the Original Agreements or the A&R Agreements to the contrary, the A&R Agreements, or any extension thereof, may be terminated prior to the expiration of the term:

(i)   by the Company, (A) upon sixty (60) days’ prior written notice to the Manager (such termination, a “Company Termination for Convenience”), (B) for Cause, immediately upon written notice to the Manager (such termination, a “Company Termination for Cause”) or (C) by written notice at any time during the sixty (60) day period immediately following the date a Manager change of control occurred (such termination, a “Company CoC Termination”;

(ii)   by the Manager, (A) upon one hundred eighty (180) days’ prior written notice to the Company (“Manager Termination for Convenience”) or (B) for Good Reason (“Manager Termination for Cause”),[2] upon sixty (60) days’ prior written notice to the Company (or ninety (90) days if the Company takes steps to cure any relevant default within thirty (30) days of written notice to the Company);

(iii)  by either the Company or Manager by written notice to the other party given not less than sixty (60) days’ prior to the expiration of the then existing term such that the term shall not be automatically extended (it being agreed that such termination shall be without cost or fees of any kind); or

(iv)  by either the Company or Manager by written notice to the other party given not less than sixty (60) days prior to the first day of any of the final three years of the Initial Term, if the Parties have not agreed on the Business Management Fee for the ensuing year.

b)     Any notice of termination shall include the reason for such termination. The A&R Agreements may only be terminated together, not individually.

c)     In the event of a Covered Termination prior to the second anniversary of the Effective Date,[3] the Company shall pay the Manager an amount in cash (the “Termination Fee”) equal to the aggregate amount of Business Management Fees that would have been paid or payable to the Manager through the second anniversary of the Effective Date absent such Covered Termination less the amount of Business Management Fees actually paid to Manager through the date of termination (i.e., $28 million less the Business Management Fee actually paid to Manager).

d)     No Termination Fee shall be payable in the event of a Company Termination for Cause, a Company CoC Termination or a Manager Termination for Convenience. No Termination Fee shall be payable if the A&R Agreements are terminated for any reason after the second anniversary of the Effective Date.

2      “Good Reason” shall mean (i) a default by the Company in the performance or observance of any material term, condition or covenant contained in the Agreement to be performed by the Company, the consequence of which was materially adverse to the Manager and which did not result from and was not attributable to any action, or failure to act, of the Manager, and such default shall continue for a period of sixty (60) days (or ninety (90) days if the Company takes steps to cure such default within thirty (30) days of written notice to the Company) after written notice thereof by the Manager specifying such default and requesting that the same be remedied in such sixty (60) day period or (ii) a Company change of control.

3      “Covered Termination” shall mean a Company Termination for Convenience or Manager Termination for Cause.

Exhibit B

Form of Joinder

Form of Joinder for Additional Consenting Creditors

The undersigned (the “Additional Consenting Creditor”) hereby (a) acknowledges that it has read and understands the Restructuring Support Agreement (together with the exhibits and attachments thereto (including the Restructuring Term Sheet (as defined therein)), as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of [ • ], 2025, entered into by and among Office Properties Income Trust (“OPI” or the “Company”), certain of its subsidiaries listed on the signature pages to the Agreement (collectively, the “Company Parties”), and other holders of Existing Debt (as defined in the Agreement) listed on the signature pages to the Agreement, (b) represents that it either (A) is the beneficial or record owner of the principal amount of Existing Debt indicated on its signature page hereto or (B) has sole investment or voting discretion with respect to the principal amount of Existing Debt indicated on its signature page hereto and has the power and authority to bind the beneficial owner of such Existing Debt to the terms of the Agreement, (c) represents that it has not been solicited to purchase Reorganized Common Equity in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c), including, but not limited to, (i) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S, and (d) with respect to the Existing Debt held by such Additional Consenting Creditor, agrees from and after the date of this joinder to be bound to the terms and conditions of the Agreement, and shall be deemed a “Consenting Creditor” under the terms of the Agreement. The Additional Consenting Creditor hereby makes as of the date hereof all representations and warranties made therein by all other Consenting Creditors. All Existing Debt held by the Additional Consenting Creditor (now or hereafter) shall be subject in all respects to the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Additional Consenting Creditor at the address set forth below in the Additional Consenting Creditor’s signature below.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

[Signature Pages Follow]

Date Executed: [ • ], 2025

[JOINING PARTY]

By:

Name:

Title:

Holdings (Principal Amount)	Beneficial/Record Ownership	Open Trade Acquisitions	Open Trade Sales
Mortgage Debt	US$	US$	US$
Secured Credit Facility Obligations	US$	US$	US$
March 2029 Senior Secured Notes	US$	US$	US$
2027 Senior Secured Notes	US$	US$	US$
September 2029 Senior Secured Notes	US$	US$	US$
Priority Guaranteed Unsecured Notes	US$	US$	US$
2026 Unsecured Notes	US$	US$	US$
2027 Unsecured Notes	US$	US$	US$
2031 Unsecured Notes	US$	US$	US$
2050 Unsecured Notes	US$	US$	US$

Notice Address:

Fax:
Attention:
Email:

Acknowledged and agreed to by:

Office Properties Income Trust

By:
Name:
Title: